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Exhibit (a)(1)(A)

        Offer to Purchase for Cash All Outstanding Shares of Common Stock
of
FX ENERGY, INC.
at
$1.15 Net Per Share
by
KIWI ACQUISITION CORP.,
a wholly-owned subsidiary of
ORLEN UPSTREAM SP. Z O.O.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., EASTERN TIME, ON WEDNESDAY, NOVEMBER 25, 2015, UNLESS THE OFFER IS EXTENDED.

        The Offer to Purchase (the "Offer") is being made pursuant to an Agreement and Plan of Merger dated as of October 13, 2015 CET (October 12, 2015 MST) (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among ORLEN Upstream Sp. z o.o., a Polish private limited company ("Parent"), Kiwi Acquisition Corp., a Nevada corporation ("Merger Sub") and a wholly-owned subsidiary of Parent, and FX Energy, Inc., a Nevada corporation (the "Company"). The Merger Agreement provides, among other things, for the making of the Offer by Merger Sub and further provides that following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Nevada Revised Statutes ("NRS"), Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

        The Company's board of directors has duly and unanimously (a) determined that the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), are fair to, advisable to and in the best interests of the Company and the holders of shares of common stock, par value $0.001 per share, of the Company (the "Company Common Shares" or the "Shares"), (b) approved the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), and (c) recommended to the holders of Shares that they accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent approval of holders of Shares is required under Nevada law to consummate the Merger, approve the Merger Agreement.

        The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that, considered together with the Shares then owned, directly or indirectly, by Parent or Merger Sub represents (a) at least a majority of the Shares then outstanding (determined on a fully diluted basis) and (b) at least a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote upon the approval and adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in this Offer to Purchase including, but not limited to the receipt of any approval required by and/or the expiration of the mandatory waiting period under any applicable antitrust, competition or similar law. See Section 15—"Conditions of the Offer" of this Offer to Purchase. There is no financing condition to the Offer.

        A summary of the principal terms of the Offer appears in pages 1 through 10 of this Offer to Purchase. You should read this entire Offer to Purchase and Letter of Transmittal (as it may be amended or supplemented, the "Letter of Transmittal") carefully before making any decision with respect to the Offer.

        Questions and requests for assistance may be directed to Georgeson, Inc., the information agent for the Offer (the "Information Agent"), or Georgeson Securities Corporation, the dealer manager for the Offer (the "Dealer Manager"), at their respective addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Holders of Shares also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:	The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor Jersey City, NJ 07310	480 Washington Boulevard, 26th Floor Jersey City, NJ 07310
Shareholders, Banks and Brokers Call Toll Free: (800) 445-1790	Shareholders, Banks and Brokers Call Toll Free: (888) 663-7851
October 27, 2015

 IMPORTANT

Holders of Shares desiring to tender Shares must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, often referred to as "street name":

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to Merger Sub before the expiration of the Offer.

  2.
  For Shares that are registered in the stockholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer), properly completed and duly executed, and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), at its address on the back of this Offer to Purchase before the expiration of the Offer; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

  3.
  For Shares that are registered in the stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

        The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.

 TABLE OF CONTENTS

1.	Terms of the Offer.	13
2.	Acceptance for Payment and Payment for Shares.	15
3.	Procedures for Accepting the Offer and Tendering Shares.	16
4.	Withdrawal Rights.	19
5.	Certain United States Federal Income Tax Consequences.	20
6.	Price Range of Shares; Dividends.	22
7.	Certain Information Concerning the Company.	23
8.	Certain Information Concerning PKN ORLEN, Parent and Merger Sub.	24
9.	Source and Amount of Funds.	25
10.	Background of the Offer; Past Contacts or Negotiations with the Company.	26
11.	The Merger Agreement; Confidentiality Agreement.	30
12.	Purpose of the Offer; Plans for the Company; Recent Developments Relating to the Company.	48
13.	Possible Effects of the Offer.	50
14.	Dividends and Distributions.	51
15.	Conditions of the Offer.	51
16.	Certain Legal Matters; Regulatory Approvals.	54
17.	Fees and Expenses.	56
18.	Miscellaneous.	57
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PKN ORLEN, PARENT AND MERGER SUB		58

i

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, and you should read this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. All references in this Offer to Purchase to the "Merger Sub", "we", "our" or "us" mean Kiwi Acquisition Corp.

Securities Sought:	All of the outstanding shares of common stock, par value $0.001 per share (the "Company Common Shares" or the "Shares"), of the Company.
Offer Price Per Share:	$1.15 net to the holder thereof in cash (the "Offer Price"), without interest thereon and less any required withholding of taxes.
Scheduled Expiration of the Offer:	12:01 a.m., Eastern time, on Wednesday, November 25, 2015.
Merger Sub:	Kiwi Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of ORLEN Upstream Sp. z o.o. ("Parent"), a wholly-owned subsidiary of Polski Koncern Naftowy Orlen S.A. ("PKN ORLEN").
Minimum Condition:

The number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer (considered together with the Shares then owned, directly or indirectly by Parent or Merger Sub) represents (i) at least a majority of the Shares then outstanding (determined on a fully diluted basis) and (ii) at least a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote upon the approval and adoption of the Merger Agreement on the date the Shares are accepted for payment.

Recommendation of the Company Board of Directors:

The Company's board of directors (the "Company Board") has duly and unanimously (a) determined that the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), are fair to, advisable to and in the best interests of the Company and the holders of Shares, (b) approved the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), and (c) recommended to the holders of Shares that they accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent approval of holders of Shares is required under Nevada law to consummate the Merger, approve the Merger Agreement.

Who is offering to buy my securities?

        Merger Sub, a Nevada corporation, was formed for the purpose of making this Offer. Merger Sub is a wholly-owned subsidiary of Parent and an indirectly wholly-owned subsidiary of PKN ORLEN. PKN ORLEN (WSE: PKN) is a major Polish oil refiner and petrol retailer. Unless the context indicates otherwise, in this Offer to Purchase we use the terms "us," "we" and "our" to refer to Kiwi Acquisition Corp. and, where appropriate, Parent and PKN ORLEN. We use the term "Merger Sub" to refer to Kiwi Acquisition Corp. alone and the term "Company" to refer to FX Energy, Inc. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning PKN ORLEN, Parent and Merger Sub".

What securities are being sought in the Offer?

        We are offering to purchase all of the outstanding Shares of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer".

How much are you offering to pay? Will I have to pay any fees or commissions?

        We are offering to pay $1.15 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes. If you are a stockholder of the Company who has Shares registered in your name and you tender directly to the Depositary, you will not be charged brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer".

Do you have the financial resources to pay for the Shares?

        Yes. Parent, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Parent intends to obtain such funds by means of a capital contribution from PKN ORLEN. PKN ORLEN intends to obtain such funds from its cash on hand. The Offer is not conditioned upon PKN ORLEN, Parent or Merger Sub obtaining financing. See Section 9—"Source and Amount of Funds".

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  Merger Sub, through its parent company, Parent, and Parent's parent company PKN ORLEN, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, Parent will acquire any remaining Shares for the same cash price in the Merger.

        See Section 9—"Source and Amount of Funds".

What does the Company Board think of the Offer?

        The Company's board of directors (the "Company Board") has duly and unanimously (a) determined that the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), are fair to, advisable to and in the best interests of the Company and the holders of Shares, (b) approved the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), and (c) recommended to the holders of Shares that they accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent approval of holders of Shares is required under Nevada law to consummate the Merger, approve the Merger Agreement. A more complete description of the recommendation of the Company Board is set forth in the Company's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the holders of Shares together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have at least until the expiration of the Offer to tender your Shares in the Offer. The current expiration of the Offer is 12:01 a.m., Eastern time, on Wednesday, November 25, 2015, unless we extend the period of time for which the initial offering period of the Offer is open. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that:

  •
  We will, subject to certain limitations, extend the Offer for successive periods of up to 10 business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 15—"Conditions of the Offer" of this Offer to Purchase are not satisfied or, to the extent permitted, waived by us or Parent.

  •
  We will also extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer.

        Following our acceptance and payment for Shares tendered in the Offer, we may, in order to enable us to acquire 90% of the Shares then outstanding (determined on a fully diluted basis), provide for a subsequent offering period (and one or more extensions thereof) as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during which holders of Shares may tender, but not withdraw, their Shares and receive the Offer Price.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the Depositary for the Offer, of any extension and will issue a press release announcing the extension not later than 9:00 a.m., Eastern time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer".

        If we elect to provide or extend any subsequent offering period, a public announcement of such period or extension will be made not later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date of the Offer or the date of termination of any prior subsequent offering period.

What is the "Minimum Condition" to the Offer?

        We are not obligated to accept for payment or pay for any Shares in the Offer unless there have been validly tendered and not properly withdrawn prior to the expiration date of the Offer that number of Shares which (together with the number of Shares, if any, then owned of record, directly or indirectly by us) represents (a) at least a majority of the Shares then outstanding (determined on a fully diluted basis) and (b) no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote upon the approval and adoption of the Merger Agreement on the date Shares are accepted for payment (collectively, the "Minimum Condition").

What are the conditions to the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to accept for payment or (subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act) pay for any validly tendered Shares and may, to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment of or (subject to any applicable rules and regulations of the SEC) the payment for any validly tendered Shares, if:

  (i)
  at the scheduled expiration of the Offer, any applicable filings or approvals or any mandatory waiting periods under any applicable antitrust, competition or similar law that are required for the consummation of the Offer and the Merger shall not have been made, obtained or expired, as the case may be (the "Regulatory Condition");

  (ii)
  the Company shall have breached or failed to perform in any material respect any of its covenants under the Merger Agreement to be performed prior to the expiration of the Offer and such breach or failure shall not have been waived by Parent and Merger Sub or cured by the Company;

  (iii)
  any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced any law or order that is then in effect or which is deemed to be applicable to the Offer or the Merger pursuant to an authoritative interpretation by or on behalf of a governmental authority and has the effect of making the Offer or the Merger illegal or prohibiting or otherwise preventing the consummation of the Offer or the Merger (the "Illegality Condition");

  (iv)
  the Merger Agreement shall have been terminated in accordance with Article VII of the Merger Agreement (the "Termination Condition"); or

  (v)
  there shall be pending any suit, action or proceeding (other than any action or proceeding by the NASDAQ Stock Market ("NASDAQ") relating to the Top-Up Option (as defined below)) by any governmental authority of competent jurisdiction against the Company, Parent or Merger Sub in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or Merger Sub of any Company Common Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose limitations on the ability of Parent or Merger Sub, or otherwise to render Parent or Merger Sub unable, to accept for payment, pay for or purchase any or all of the Company Common Shares pursuant to the Offer or the Merger or seeking to require divestiture of any or all of the Company Common Shares to be purchased pursuant to the Offer, the Top-Up Option or in the Merger, (C) seeking to prohibit or impose any significant limitations on the ownership or operation by Parent, the Company or any of their respective subsidiaries, of all or any portion of the businesses or assets of Parent, the Company or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement, or otherwise seeking to compel Parent, the Company or any of their respective subsidiaries to divest, dispose of, license or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective subsidiaries as a result of or in connection with the Offer or the Merger, or (D) seeking to prohibit or impose limitations on the ability of Parent or Merger Sub effectively to acquire, hold or exercise full rights of ownership of the Company Common Shares to be purchased pursuant to the Offer, upon exercise of the Top-Up Option or otherwise in the Merger, including the right to vote the Company Common Shares purchased by it on all matters properly presented to the holders of Company Common Shares (the "Governmental Proceeding Condition").

        See Section 15—"Conditions of the Offer" of this Offer to Purchase for a complete description of the conditions to the Offer.

How do I tender my Shares?

        If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to Merger Sub on your behalf before the expiration of the Offer.

        If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer), properly completed and duly executed, and any other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

        If your Shares are registered in your name and held as physical certificates (i.e., stock certificates have been issued to you):

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

        If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson, Inc., at (888) 663-7851 (Toll-Free), or the Dealer Manager, Georgeson Securities Corporation, at (800) 445-1790 (Toll-Free) for assistance.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase for more details.

Until what time may I withdraw previously tendered Shares?

        You may withdraw Shares that you have previously tendered in the Offer at any time until the Offer has expired. In addition, unless we accepted your Shares for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after December 26, 2015. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 4—"Withdrawal Rights".

How do I withdraw previously tendered Shares?

        If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by delivering a written notice of withdrawal with the required information to the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights".

Have any stockholders previously agreed to tender their Shares?

        No. We have not previously entered into any agreements with any stockholders of the Company with respect to the tender of Shares into the Offer.

Will the Offer be followed by a merger?

        Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived, Merger Sub will merge with and into the Company. If the Merger takes place, Parent will own all of the Shares, and all of the remaining holders of Shares (other than the Company, Parent, Merger Sub, any of their respective direct or indirect wholly-owned subsidiaries and any dissenting stockholders of the Company that properly exercise dissenter's rights, if available), will receive the Offer Price, without interest and less any required withholding of taxes. See the "Introduction" to this Offer to Purchase. See also Section 15—"Conditions of the Offer" for a description of the conditions to the Merger and the Offer.

If a majority of the Shares are tendered and accepted for payment, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will cease to be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will cease to be eligible to be traded on the Nasdaq Global Select Market, there may not be an active public trading market for the Shares, and the Company may cease to be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. After completion of the Offer and the Merger, the Company will be a wholly-owned subsidiary of the Parent and may choose to engage in future private or public offerings of the Company's securities, which may occur in the United States or internationally. Upon completion of such offerings, the Company may again become a public company in the future. See Section 13—"Possible Effects of the Offer".

What is the Top-Up Option and when could it be exercised?

        Pursuant to the terms of the Merger Agreement, the Company has granted to Merger Sub an option (the "Top-Up Option"), exercisable in whole but not in part, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Parent or Merger Sub at the time of exercise of the Top-Up Option will constitute one Share more than 90% of the then outstanding Shares (determined on a fully diluted basis) (the "Short-Form Merger Threshold"); provided, that number of Shares issuable pursuant to the Top-Up Option may not exceed the number of Shares then authorized and unissued and not reserved for issuance under the Company's employee benefit plans as of October 13, 2015 CET (October 12, 2015 MST) (including as authorized and unissued Shares any Shares held in the treasury of the Company and the Company's subsidiaries) (collectively, "Available Shares") and shall not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Short-Form Merger Threshold would not be reached. The Top-Up Option may be exercised only on one occasion. Merger Sub may exercise the Top-Up Option at any time after Merger Sub has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Nevada's "short form" merger statute. Following the Offer, if, assuming the exercise of the Top-Up Option, the Short-Form Merger Threshold would not be met, a vote of the holders of Shares will be required to consummate the Merger. In such case, the approval of the Merger Agreement at a meeting of the holders of Shares would be assured because of Merger Sub's ownership of at least a majority of the Shares (calculated on a fully diluted basis in accordance with the Merger Agreement) following completion of the Offer. See Section 11—"The Merger Agreement; Confidentiality Agreement".

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, you will be entitled to the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount. Therefore, if the Merger takes place, and you do not validly exercise your dissenter's rights under NRS 92A.300 ("Section 92A"), if such dissenter's rights are available, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If dissenter's rights are available and you do validly exercise your dissenter's rights, then you may receive the fair value of your Shares in cash. As described below, we expect that dissenter's rights will not be available in connection with the Merger. If you decide not to tender your Shares in the Offer and we purchase the tendered Shares, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that Company Common Shares may cease to be eligible to be traded on Nasdaq Global Select Market or other securities exchanges and there may not be an active public trading market for Company Common Shares. Also, as described above, the Company may cease to be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Possible Effects of the Offer".

What is the market value of my Shares as of a recent date?

        The closing price for Shares reported on Nasdaq Global Select Market was $1.07 per share on October 12, 2015, the last trading day before we announced the Merger Agreement, and $1.14 per share on October 26, 2015, the last full trading day prior to the commencement of the Offer. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

How will my outstanding options and/or shares of restricted stock be treated in the Offer and the Merger?

        Options to acquire Shares may not be tendered in the Offer. If you wish to tender Shares subject to options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received in the Offer. Under the Merger Agreement, each outstanding option to purchase Shares under any of the Company's stock option plans (a "Company Stock Option") that is unexpired, unexercised and outstanding and that has not vested immediately prior to the time when Merger Sub accepts for payment and pays for all Company Common Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer (the "Acceptance Time"), shall automatically vest and become immediately exercisable at the Acceptance Time pursuant to the terms of the applicable Company Stock Option. Each Company Stock Option that is unexpired, unexercised and outstanding and that has not been exercised immediately prior to the time of the filing of the Articles of Merger with the Nevada Secretary of State, or such later time as may be mutually agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger (the "Effective Time"), shall not be assumed or substituted for by Parent and, instead, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company Stock Option or any other person, be cancelled without payment of consideration in respect thereof. See Section 11—"The Merger Agreement; Confidentiality Agreement" of this Offer to Purchase.

        The Merger Agreement provides that all amounts payable with respect to any Company Common Share subject to vesting, forfeiture or other restrictions pursuant to the Company's stock option plans (a "Company Restricted Share") that (i) has become vested on or before the Effective Time by its written terms as set forth in the applicable Company Stock Plan or award agreement as in effect immediately prior to the date hereof and (ii) has not been settled as of the Effective Time shall be converted into the right to receive the Merger Consideration (as defined below). At the Effective Time, by virtue of the Merger without any action on the part of Parent, Merger Sub, the Company, the holder of any Company Restricted Share or any other person, each Company Restricted Share shall cease to be outstanding and shall be cancelled and any award agreement evidencing the grant of any such Company Restricted Share shall thereafter represent only the right to receive the Merger Consideration with respect to the Company Restricted Shares formerly represented thereby. See Section 11—"The Merger Agreement; Confidentiality Agreement" of this Offer to Purchase.

What are the United States federal income tax consequences of tendering my Shares?

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a Company stockholder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for

U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's tax basis in the Shares sold or exchanged. A summary of certain U.S. federal income tax consequences of the Offer and the Merger is included in Section 5—"Certain United States Federal Income Tax Consequences". Holders of shares should consult their tax advisors about the tax consequences (including the application and effect of any state, local or foreign income and other tax laws) of participating in the Offer and the Merger in light of their particular circumstances.

Will I have the right to have my Shares appraised?

        Appraisal rights are not available during the time the Offer remains open, and stockholders of the Company who tender Shares in the Offer will not have appraisal rights in connection with the Merger. Additionally, under Section 92A.390 of the Nevada Revised Statutes, there is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series that is a "covered security" under Section 18(b)(l)(A) or (B) of the Securities Act of 1933, as amended. The Shares are covered securities because they are traded on the NASDAQ Global Select Market. Accordingly, Parent and Merger Sub believe holders of Shares will not have dissenters' rights in connection with the Merger unless the Shares are delisted from the NASDAQ Global Select Market prior to the consummation of the Merger, which is not expected to occur.

Who should I call if I have questions about the Offer? Where do I get additional copies of the Offer documents?

        You may call Georgeson, Inc. toll-free at (888) 663-7851. Georgeson, Inc. is acting as the Information Agent for the Offer. You may also call Georgeson Securities Corporation toll-free at (800) 445-1790. Georgeson Securities Corporation is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

To All Holders of Shares of Common Stock of FX Energy, Inc.:

INTRODUCTION

        The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 13, 2015 CET (October 12, 2015 MST) (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among ORLEN Upstream Sp. z o.o. ("Parent"), Kiwi Acquisition Corp., a Nevada corporation ("Merger Sub") and a wholly-owned subsidiary of Parent, and FX Energy, Inc., a Nevada corporation (the "Company"). The Merger Agreement provides, among other things, for the making of the Offer by Merger Sub and further provides that following completion of the Offer, upon the terms and subject the conditions of the Merger Agreement, and in accordance with the Nevada Revised Statutes ("NRS"), Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the "Surviving Corporation").

        The Company's board of directors (the "Company Board") has duly and unanimously (a) determined that the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), are fair to, advisable to and in the best interests of the Company and the holders of shares of common stock, par value $0.001 per share, of the Company (the "Company Common Shares" or the "Shares"), (b) approved the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger), and (c) recommended to the holders of Shares that they accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent approval of holders of Shares is required under Nevada law to consummate the Merger, approve the Merger Agreement.

        Tendering stockholders of the Company who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions. However, if a stockholder of the Company does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal or otherwise establish an exemption, he or she may be subject to a required backup United States federal income tax withholding (currently at a rate of 28%) of the gross proceeds payable to such stockholder. All stockholders of the Company surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary. Certain stockholders of the Company (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding at a rate of 28%. Stockholders of the Company that are foreign persons should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Section 3—"Procedures for Accepting the Offer and Tendering Shares". Parent will pay all charges and expenses of Computershare Trust Company, N.A., the Depositary, Georgeson Securities Corporation, the Dealer Manager, and Georgeson, Inc., the Information Agent, incurred in connection with the Offer. See Section 17—"Fees and Expenses".

        The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares, that, considered together with the Shares, if any, directly or indirectly owned by Parent or Merger Sub represents (a) at least a majority of the Shares then outstanding (determined on a fully diluted basis) and (b) no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote upon the approval and adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in this Offer to Purchase including the receipt of any approval required by and/or the expiration of each mandatory waiting period under any applicable anti-trust, competition or similar law. See Section 15—"Conditions of the Offer" of this Offer to Purchase. There is no financing condition to the Offer.

        The Company has informed Merger Sub that, as of the close of business on October 26, 2015, there were (i) 54,869,256 issued and outstanding Shares (of which zero Shares were held in treasury by the Company), including 646,524 restricted Shares issued pursuant under the Company's 2011 Incentive Plan. Additionally, there were 2,549,881 Shares subject to issuance pursuant to options granted under the Company's 2011 Incentive Plan.

        None of PKN ORLEN, Parent, Merger Sub or any of their respective affiliates beneficially own any Shares. Assuming that no Shares and no options to acquire Shares or any other rights to acquire Shares (including restricted stock units) were issued after October 26, 2015, the Minimum Condition will be satisfied if at least 28,709,569 Shares, which represent approximately 50% of the outstanding Shares (determined on a fully diluted basis), are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be validly tendered and not properly withdrawn to satisfy the Minimum Condition will depend upon the actual number of outstanding voting securities (determined on a fully diluted basis) of the Company on the date that Merger Sub accepts Shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Merger Sub will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase on or prior to the expiration of the Offer. The Offer will expire at 12:01 a.m., Eastern time, on Wednesday, November 25, 2015, unless Merger Sub determines to, or is required to, extend the period of time for which the initial offering period of the Offer is open. See Section 1—"Terms of the Offer" for a description of Merger Sub's rights and obligations with respect to extensions of the Offer. Following Merger Sub's acceptance and payment for Shares tendered in the Offer, Merger Sub may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during which stockholders of the Company may tender, but not withdraw, their Shares and receive the Offer Price. See Section 3—"Procedures for Accepting the Offer and Tendering Shares".

        Pursuant to the terms of the Merger Agreement, the Company has granted to Merger Sub an option (the "Top-Up Option"), exercisable in whole but not in part, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Company Common Shares (the "Top-Up Option Shares") that, when added to the number of Company Common Shares owned by Parent or Merger Sub or any of Parent's wholly-owned subsidiaries at the time of exercise of the Top-Up Option will constitute one Share more than 90% of the outstanding Company Common Shares (on a fully diluted basis) (the "Short-Form Merger Threshold"); provided, however, that the Top-Up Option Shares shall not exceed the number of Company Common Shares then authorized and unissued and not reserved for issuance under the Company benefit plans as of October 13, 2015 CET (October 12, 2015 MST) (including as authorized and unissued Shares any Shares held in the treasury of the Company and the Company's subsidiaries) (collectively "Available Shares") and shall not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Short-Form Merger Threshold would not be reached. The Top-Up Option may be exercised only on one occasion. Merger Sub may exercise the Top-Up Option at any time after Merger Sub has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Nevada's "short form" merger statute. Following the Offer, if, assuming the exercise of the Top-Up Option, the Short-Form Merger Threshold would not be met, a vote of the holders of Shares will be required to consummate the Merger. In such case, the approval of the Merger Agreement at a meeting of the holders of Shares would be assured because of Merger Sub's ownership of at least a majority of the Shares (on a fully diluted basis in accordance with the Merger Agreement) following completion of the Offer. See Section 11—"The Merger Agreement; Confidentiality Agreement".

        Following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the NRS, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. Pursuant to the Merger Agreement, at the time of the filing of the Articles of Merger with the Nevada Secretary of State, or such later time as may be mutually agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares that are held by the Company, Parent or any of their wholly-owned subsidiaries or Shares held by stockholders who properly exercise dissenter's rights under the NRS, if available) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $1.15 net to the holder in cash, or any higher price paid per Share in the Offer, without interest and less any required withholding of taxes (the "Merger Consideration"). Section 11 of this Offer to Purchase contains a more detailed description of the Merger Agreement. Section 5 of this Offer to Purchase describes the material United States federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

        Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding Shares, unless the Merger is consummated as a short-form merger in accordance with NRS 92A.180 as described below. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived by us and the Offer is completed, Merger Sub will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by the holders of Shares. See Section 11—"Merger Agreement; Confidentiality Agreement".

        NRS 92A.180 provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, in the event that following the Acceptance Time Parent, Merger Sub and their controlled affiliates own at least 90% of the outstanding Shares, the parties have agreed to take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the holders of Shares in accordance with NRS 92A.180. See Section 11—"The Merger Agreement; Confidentiality Agreement".

        This Offer to Purchase and the related Letter of Transmittal contain important information that the holders of Shares should read carefully before making any decision with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Merger Sub will purchase all Company Common Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, on or prior to the Expiration Time. The "Expiration Time" is 12:01 a.m., Eastern time, on Wednesday, November 25, 2015, unless Merger Sub determines or is required to extend the period of time for which the initial offering period of the Offer is open, in which case the Expiration Time will be the time and date at which the initial offering period of the Offer, as so extended, will expire.

        The Merger Agreement provides that, subject to certain limitations and unless the Merger Agreement is terminated, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive periods of up to 10 business days if, at the then-scheduled Expiration Time, any of the conditions to the Offer set forth in Section 15—"Conditions of the Offer" of this Offer to Purchase have not been satisfied or, to the extent permitted, waived by Parent or Merger Sub. The Merger Agreement provides that Merger Sub will (and Parent will cause Merger Sub to) also extend the Offer for any period required by any rule, regulation, or other requirement of the SEC (or its staff) that is applicable to the Offer or any Nasdaq Global Select Market Rule that is applicable to the Offer.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Regulatory Condition. Consummation of the Offer is also conditioned upon the satisfaction or waiver of other conditions set forth in Section 15—"Conditions of the Offer" of this Offer to Purchase.

        In the event that Merger Sub waives any condition set forth in Section 15—"Conditions of the Offer" of this Offer to Purchase, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to stockholders of the Company, require that the Offer remain open for an additional period of time and that Parent and Merger Sub disseminate information concerning such waiver. Merger Sub acknowledges that Rule 14e-1(c) under the Exchange Act requires Merger Sub to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        Following Merger Sub's acceptance and payment for Shares tendered in the Offer, Merger Sub may in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) as provided in Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is provided, will allow stockholders of the Company to tender Shares after the Expiration Time and receive the same consideration that was paid in the Offer. In a subsequent offering period, if one is provided, Shares may be tendered in the Offer (except that Shares tendered may not be withdrawn) and Merger Sub will immediately accept and promptly pay for Shares as they are tendered. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. In the event that Merger Sub elects to provide a subsequent offering period, it will provide an announcement to that effect along with the results of the Offer to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. The Expiration Time for the Offer is currently scheduled for 12:01 a.m., Eastern time, on Wednesday, November 25, 2015.

        Parent and Merger Sub reserve the right, in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition or the Termination Condition) or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by the Merger Agreement or previously approved by the Company in writing, Merger Sub is not permitted to:

  •
  decrease the Offer Price;

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  change the form of consideration to be paid in the Offer;

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  reduce the number of Company Common Shares sought to be purchased in the Offer;

  •
  waive, amend, modify or otherwise change the Minimum Condition or the Termination Condition;

  •
  amend, modify or otherwise change any other conditions of the Offer (other than the Minimum Condition or the Termination Condition) in a manner that adversely affects or reasonably could adversely affect the holders of Shares in any material respect;

  •
  impose conditions to the Offer in addition to those set forth in Section 15—"Conditions of the Offer" of this Offer to Purchase; or

  •
  extend the Offer other than as required or permitted or required by the Merger Agreement.

        If, prior to the Expiration Time, Merger Sub increases the Offer Price offered to holders of Shares in the Offer, Merger Sub will pay the increased price to all holders of Shares from whom Merger Sub purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, Merger Sub has no intention to increase the Offer Price.

        The rights Merger Sub reserves in the preceding paragraph are in addition to its rights pursuant to Section 15—"Conditions of the Offer" of this Offer to Purchase. Any extension, waiver or amendment of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        If Merger Sub makes a material change in the terms of the Offer, or if Merger Sub waives a material condition to the Offer, Merger Sub will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that relates to the price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum 10 business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Time, Merger Sub decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to stockholders of the Company, Merger Sub will extend the Offer at least until the expiration of that 10 business day period. Notwithstanding the foregoing, as described above, Merger Sub is not permitted to decrease the Offer Price or reduce the number of Shares sought to be purchased in the Offer without the prior written approval of the Company. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Company has provided Parent and Merger Sub with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if Merger Sub extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable rules and regulations of the SEC, promptly after the Expiration Time, Merger Sub will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—"Withdrawal Rights" of this Offer to Purchase) prior to the Expiration Time. If Merger Sub elects to provide a subsequent offering period, Merger Sub will immediately accept and promptly pay for all Shares that are validly tendered pursuant to the Offer during the subsequent offering period. For information with respect to approvals that Parent and Merger Sub are or may be required to obtain prior to the completion of the Offer, including under any applicable antitrust, competition or similar law and other laws and regulations, see Section 16—"Certain Legal Matters; Regulatory Approvals".

        For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate consideration for the Shares with the Depositary, which will act as agent for the purpose of receiving payments from Merger Sub and transmitting such payments to stockholders of the Company whose Shares have been accepted for payment. If the Offer is terminated by Merger Sub, or the Merger Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause the Depositary to return, in accordance with applicable Law (including Rule 14e-1(c) under the Exchange Act, which requires that Merger Sub pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer), all tendered Shares that have not then been purchased in the Offer to the relevant registered stockholders.

        Under no circumstances will Merger Sub pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        In all cases, Merger Sub will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) certificates representing tendered Shares ("Certificates") or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase; (b) a Letter of Transmittal (or facsimile thereof, which is permitted solely in the case of book-entry transfer), duly executed and in proper form with respect to such Certificates, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce that agreement against the participant.

        If Merger Sub does not purchase any tendered Shares pursuant to the Offer for any reason or if you submit Certificates representing more Shares than are tendered, Merger Sub will return Certificates representing unpurchased or untendered Shares (or, in the case of Shares delivered by Book-Entry Confirmation of a transfer into the Depositary's account at the DTC pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, Shares will be credited to an account maintained within the DTC), without expense to you, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer), duly executed and in proper form with respect to such Certificates together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, and either (a) you must deliver Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Time, or (b) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the DTC, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Certificates, the Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Time.

        Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to the Shares at the DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the DTC may make book-entry delivery of Shares by causing the Depositary to transfer the Shares into the Depositary's account at the Depositary in accordance with the DTC's procedures. Although Shares may be delivered through Book-Entry Confirmation of a transfer into the Depositary's account at the DTC, the Depositary must receive the Letter of Transmittal (or a facsimile thereof, which is permitted solely in the case of book-entry transfer), duly executed and in proper form, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase at or before the Expiration Time, or you must comply with the guaranteed delivery procedures set forth below. Delivery of documents to the DTC in accordance with the DTC's procedures does not constitute delivery to the Depositary.

        For Shares to be validly tendered during a subsequent offering period, if any, you must comply with the foregoing procedures, except that required documents and Certificates must be received during the subsequent offering period.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that you have full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Merger Sub's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Merger Sub and you upon the terms and subject to the conditions of the Offer.

        Signature Guarantees.    A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution" and collectively, "Eligible Institutions") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        If Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Certificates, with the signatures on such Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of Certificates.

        Guaranteed Delivery.    If you want to tender Shares in the Offer and your Certificates are not immediately available or time will not permit all required documents to reach the Depositary at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

  •
  your tender is made by or through an Eligible Institution;

  •
  the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery at or before the Expiration Time, substantially in the form made available by Merger Sub; and

  •
  the Depositary receives Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal, which is permitted solely in the case of book-entry transfer), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three Nasdaq Global Select Market trading days after the date of execution of the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision of the Offer, Merger Sub will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of

(a) Certificates representing such Shares, or Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the DTC, (b) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of the Company at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary's account at the DTC.

        Backup United States Federal Income Tax Withholding.    Under United States federal income tax law, Parent, Merger Sub, the Company in its continuing state as the Surviving Corporation of the Merger and the Depositary may be required to withhold and remit to the U.S. Internal Revenue Service (the "IRS") 28% of the amount of any payments made pursuant to the Offer or the Merger. To avoid backup withholding, unless an exemption applies and is adequately established, a stockholder of the Company that is a U.S. person (as defined for United States federal income tax purposes) must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify under penalties of perjury that the TIN is correct and that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder of the Company does not provide (a) its correct TIN and fails to provide the certifications described above or (b) an otherwise adequate basis of exemption, the IRS may impose a penalty on such stockholder and any payment made to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders of the Company surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders of the Company (including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding at a rate of 28%. Stockholders of the Company that are foreign persons should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal. To avoid possible erroneous backup withholding, exempt U.S. stockholders of the Company, while not required to file the Substitute Form W-9, should complete and return the Substitute Form W-9 (checking the "Exempt from backup withholding" box on its face).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder of the Company may be refunded or credited against such stockholder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

        Appointment as Proxy.    By executing the Letter of Transmittal, you irrevocably appoint Merger Sub's designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Merger Sub accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Merger Sub accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Merger Sub's designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of stockholders of the Company, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of stockholders of the Company or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Merger Sub or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of stockholders of the Company.

        Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub, in its sole discretion. Merger Sub reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Merger Sub not to be in proper form or the acceptance of or payment for which may, in the opinion of Merger Sub's counsel, be unlawful. Merger Sub also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition or the Termination Condition (which waiver requires the Company's prior written consent) or any defect or irregularity in any tender of Shares of any particular stockholder of the Company, whether or not similar defects or irregularities are waived in the case of other stockholders of the Company. All questions as to the interpretation of the terms and conditions of the Offer will be determined by Merger Sub, in its sole discretion. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Merger Sub. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.     Withdrawal Rights.

        You may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Time (including any extension of such time). Thereafter, tenders of Shares are irrevocable. If not accepted for payment by Merger Sub as provided in this Offer to Purchase prior to December 26, 2015, you may also withdraw such Shares at any time after December 26, 2015. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such subsequent offering period.

        If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Merger Sub is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Merger Sub's rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Merger Sub's behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—"Withdrawal Rights". Any such delay will be by an extension of the Offer to the extent required by applicable law and the rules and regulations of the SEC.

        In order for your withdrawal of Shares to be proper and effective, you must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Certificates have been tendered) the name of the registered holder of Shares as shown on the Certificate, if different from your name. If Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Certificates, you must submit to the Depositary the serial numbers shown on the particular Certificates evidencing Shares to be withdrawn and an Eligible Institution must guarantee the signatures on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and

Tendering Shares" of this Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Merger Sub, in its sole discretion. None of PKN ORLEN, Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not to have been validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Time by following any of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

5.     Certain United States Federal Income Tax Consequences.

        The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986 (the "Code"), as amended, final, temporary and proposed U.S. Treasury regulations, administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances, such as investors subject to special tax rules (including, without limitation: (i) financial institutions; (ii) insurance companies; (iii) dealers or traders in stocks, securities, or currencies or notional principal contracts; (iv) regulated investment companies; (v) real estate investment trusts; (vi) tax-exempt organizations; (vii) partnerships, other pass-through entities, or persons that hold Shares through pass-through entities; (viii) investors that hold Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; (ix) U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar; (x) U.S. expatriates and former long-term residents of the United States; (xi) persons that acquired (or will acquire) Shares as compensation or otherwise in connection with the performance of services; (xii) stockholders that are treated as "controlled foreign corporations" or "passive foreign investment companies" (as determined for U.S. federal income tax purposes) and (xiii) stockholders that are subject to the Medicare tax on investment income), all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not address tax consequences applicable to holders of equity interests in a holder of the Shares, U.S. federal estate, gift or alternative minimum tax considerations, or non-U.S., state or local tax considerations. This summary only addresses investors that hold the Shares as capital assets within the meaning of Section 1221 of the Code.

        For the purposes of this summary, a "U.S. Holder" is a beneficial owner of Shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in, or organized under the laws of, the United States or any state thereof, including the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

        For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (nor any other entity taxable as a partnership for U.S. federal income tax purposes). If a partnership or other entity taxable as a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

        Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws discussed below to their particular situations, as well as any other tax consequences arising under the U.S. federal tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences of the Offer and the Merger to U.S. Holders.

        The exchange of Shares for cash pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the U.S. Holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a noncorporate U.S. Holder upon a disposition of a Share generally will be eligible for reduced U.S. federal income tax rates. Certain limitations apply to the use of a U.S. Holder's capital losses.

        In general, U.S. Holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult their own tax advisor.

        A U.S. Holder may be subject to backup withholding at the applicable rate (currently 28%) on cash payments made pursuant to the Offer or Merger if such U.S. Holder fails (i) to furnish the IRS with its taxpayer identification number, (ii) to certify that it is not subject to backup withholding or (iii) to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or credit against a U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences of the Offer and the Merger to Non-U.S. Holders.

        In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on the exchange of Shares for cash pursuant to the Offer or the Merger unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (2) the Company is a "United States real property holding corporation," as defined in the Code, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder's holding period in the shares of our common stock, and certain other requirements are met, or (3) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States).

        An individual Non-U.S. Holder described in clause (1) above will generally be required to pay a flat 30% tax (or such lower rate as may be specified under an applicable income tax treaty) on the gain derived from the tender or exchange of the Shares, which gain may be offset by U.S.-source capital losses for the year. A Non-U.S. Holder described in clause (3) above will generally be required to pay tax at regular graduated U.S. federal income tax rates on the net gain derived from the tender or exchange of the Shares in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if such Non-U.S. Holder described in clause (3) above is treated as a corporation for U.S. federal income tax purposes it may also be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

        Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company believes that it is not a USRPHC. Even if the Company is a USRPHC, a Non-U.S. Holder should not be subject to U.S. federal income tax on the exchange of Shares for cash pursuant to the Offer or the Merger by reason of our status as USRPHC so long as the Shares are treated as regularly traded on an established securities market and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of the Shares at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period. We believe that the Shares should be treated as regularly traded on an established securities market for purposes of the rules described above.

        Information reporting and backup withholding will generally apply to the proceeds of a disposition of Shares by a Non-U.S. Holder effected by or through the U.S. office of any broker unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

        Non-U.S. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws discussed below to their particular situations, as well as any other tax consequences arising under the U.S. federal tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

6.     Price Range of Shares; Dividends.

        The Shares are traded on the Nasdaq Global Select Market under the symbol "FXEN". The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq Global Select Market, as applicable, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2013
First Quarter	$4.52	$3.32
Second Quarter	6.18	2.48
Third Quarter	3.98	2.82
Fourth Quarter	3.86	3.00
Fiscal Year Ended December 31, 2014
First Quarter	$4.09	$3.175
Second Quarter	5.85	3.13
Third Quarter	3.64	2.88
Fourth Quarter	3.17	1.46
Fiscal 2015
First Quarter	$2.86	$1.20
Second Quarter	1.50	0.86
Third Quarter	1.11	0.70
Fourth Quarter (through October 26, 2015)	0.90	1.20

        The Company has never paid cash dividends on the Shares. Under the terms of the Merger Agreement, the Company is not permitted to, without the written consent of Parent, other than regular dividends on the shares of the Company's 9.25% Series B Cumulative Convertible Preferred Stock, par value $0.001 per share (the "Company Preferred Shares"), and cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries, split, combine or reclassify any Shares, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Shares, or make any other actual, constructive or deemed distribution in respect of the Shares.

        On October 12, 2015, the last complete trading day prior to the date the Company publicly announced that it had entered into the Merger Agreement, the closing sale price of the Shares on Nasdaq Global Select Market was $1.07 per Share. On October 26, 2015, the last trading day before we commenced the Offer, the last sale price of the Shares on the Nasdaq Global Select Market was $1.14 per Share. Holders of Shares are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning the Company.

        General.    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Parent, Merger Sub, or any of their respective affiliates or the Dealer Manager, Information Agent or Depositary assumes any responsibility for the accuracy of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Merger Sub, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary. The following description of the Company and its business has been taken from the Company's Annual Report on Form 10-K for the annual period ended December 31, 2014, and is qualified in its entirety by reference thereto.

        The Company is a Nevada corporation with its principal executive offices located at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106. The Company's telephone number is (801) 486-5555.

        The Company is an independent oil and gas exploration and production company with production, development, and exploration activities in Poland, and oil production and oilfield service activities in the United States. The Company was founded and incorporated in Nevada on January 24, 1989.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy such reports, proxy statements or other information at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company's SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

8.     Certain Information Concerning PKN ORLEN, Parent and Merger Sub.

        PKN ORLEN is a stock corporation incorporated under the laws of the Republic of Poland. PKN ORLEN's principal executive offices are located at ul. Chemików 7, 09-411 Płock, Poland. PKN ORLEN's telephone number is (+48) 24 256 81 80. PKN ORLEN is a major Polish oil refiner and petrol retailer. It operates six refineries and the region's largest network of service stations located in Poland, the Czech Republic, Germany and Lithuania. PKN ORLEN also processes crude oil into gasoline, diesel oil, fuel oil and aviation fuel, is a leading producer of petrochemicals, and its products are used as basic feedstocks by a large number of chemical companies. PKN ORLEN and its subsidiaries employ more than 20,000 people located in more than 12 countries.

        Parent is a private limited company organized and existing under the laws of the Republic of Poland and a direct wholly-owned subsidiary of PKN ORLEN. Parent's principal executive offices are located at 70 Prosta Street, 00-838, Warszawa, Poland and its telephone number is (+48) 22 778 02 00. Parent was established in 2006, and it engages in exploration and prospecting of hydrocarbon deposits and exploration of crude oil and natural gas, as well as providing services related to exploration and production of crude oil and natural gas. Parent's operations are carried out both on conventional and unconventional plays, in Poland and Canada. Parent was established by PKN ORLEN to implement its strategy for the exploration and production of hydrocarbons.

        Merger Sub's registered address is located at 701 S. Caron St., Suite 200, Carson City, NV 89701. Merger Sub is a newly formed Nevada corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with its organization, the Offer and the Merger.

        The name, business address and business telephone number, citizenship, present principal occupation or employment and material occupations, positions, offices or employment held during the past five years of each of the members of the Management Board and the Supervisory Board and each executive officer of PKN ORLEN and Parent and each of the directors and executive officers of Merger Sub are set forth in Schedule I to this Offer to Purchase.

        None of PKN ORLEN, Parent, Merger Sub or any associate or majority owned subsidiary of PKN ORLEN, Parent or Merger Sub, and, to the knowledge of PKN ORLEN, Parent and Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company. None of PKN ORLEN, Parent, Merger Sub or any associate or majority owned subsidiary of PKN ORLEN, Parent or Merger Sub, or, to the knowledge of PKN ORLEN, Parent and Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the persons so listed, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days. None of PKN

ORLEN, Parent, Merger Sub or, to the knowledge of PKN ORLEN, Parent and Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since October 13, 2015 CET (October 12, 2015 MST), there have been no transactions that would require reporting under the rules and regulations of the SEC between PKN ORLEN, Parent, Merger Sub or any of their respective subsidiaries or, to the knowledge of PKN ORLEN, Parent and Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand. Except as described in this Offer to Purchase, since October 13, 2015 CET (October 12, 2015 MST), there have been no contacts, negotiations or transactions between PKN ORLEN, Parent, Merger Sub or any of their respective subsidiaries or, to the knowledge of PKN ORLEN, Parent and Merger Sub, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of PKN ORLEN, Parent or Merger Sub, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of PKN ORLEN, Parent or Merger Sub, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Merger Sub filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read and copy the Schedule TO and the exhibits thereto, and such reports or other information at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. None of Merger Sub, Parent or PKN ORLEN is subject to the informational filing requirements of the Exchange Act and, consequently, none is required to file periodic reports, proxy statements and other information with the SEC relating to its business or financial condition.

9.     Source and Amount of Funds.

        The Offer is not conditioned on the procurement of any financing. Merger Sub estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger will be approximately $63,099,644.40. Parent intends to obtain such funds by means of a capital contribution and/or a loan from PKN ORLEN or another affiliate. PKN ORLEN intends to obtain such funds from its cash on hand.

        Merger Sub, Parent and PKN ORLEN do not have any alternative committed financing arrangements or financing plans with respect to the Offer and the Merger and do not anticipate the need to seek additional or alternative financing.

        Merger Sub believes that the financial condition of Merger Sub, Parent and PKN ORLEN is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) Merger Sub, through its parent company, Parent, and Parent, through its parent company, PKN ORLEN, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (c) the Offer is not subject to any financing condition and (d) if Merger Sub consummates the Offer, Parent will acquire any remaining Shares for the same cash price in the Merger.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        On an ongoing basis, Parent evaluates alternatives for achieving long-term strategic goals and enhancing long-term stockholder value. Over the past few years, Parent has been developing its business organically and through mergers and acquisitions. As part of its mergers and acquisitions strategy, Parent has been seeking acquisition opportunities in Europe. Since 2013, Parent has engaged in numerous internal conversations and in conversations with its financial advisors regarding the potential acquisition of the Company. In early 2015, Parent determined that it continued to be interested in the potential acquisition of the Company and to move forward with next steps.

        On February 24, 2015, Wieslaw Prugar, President of the Management Board of Parent and Parent's Chief Executive Officer, contacted David Pierce, the Company's President and Chief Executive Officer, by email requesting a meeting to discuss potential business opportunities. The parties agreed to meet in Salt Lake City on March 13, 2015.

        On March 13, 2015, members of Parent's management team including Mr. Prugar, Bohdan Bartoszewicz, Parent's Chief Financial Officer, and Piotr Kearney, the Director of Mergers and Acquisitions of PKN ORLEN, Parent's parent company, met with the Company's management team in Salt Lake City to express Parent's interest in acquiring the Company and indicated that Parent would need additional information to complete its valuation of the Company. Present from the Company were Mr. David Pierce, Andrew Pierce, the Company's Vice President of Operations, and Clay Newton, the Company's Vice President of Finance, Treasurer and Chief Accounting Officer. Company management discussed the Company's desire to pursue a farmout of its Edge concession or other joint exploration or development transaction for its assets in Poland. The meeting also involved a general discussion of the Company and its business, the industry in which the Company operates and other matters.

        On March 14, 2015, Mr. David Pierce and Mr. Prugar met again in Salt Lake City and further discussed a potential transaction and employee matters.

        On March 19, 2015, Parent sent a non-binding initial indication of interest to Mr. David Pierce, proposing an all-cash transaction in which Parent proposed to acquire 100% of the Company's outstanding common stock (on a fully diluted basis) for consideration of $1.60 to $2.00 per share. The initial indication of interest stated that the proposed consideration was based on publically available data and was subject to due diligence, including a review of the Company's December 31, 2014 reserve report, negotiation of material terms, execution of definitive documentation and receipt of all required approvals. In the initial indication of interest, Parent indicated that it was prepared to execute a standard confidentiality agreement, requested access to due diligence and provided an initial due diligence request list. In the initial indication of interest, Parent requested an exclusivity period of five weeks to conduct due diligence, and indicated that Parent had retained BMO Capital Markets Corp. ("BMO") as its financial advisor and Greenberg Traurig, LLP ("Greenberg") as its legal counsel for the proposed transaction.

        On March 23, 2015, Mr. David Pierce responded to the Parent's non-binding, initial indication of interest via a letter that indicated the Company's willingness to consider a strategic combination with Parent, predicated on additional value being ascribed to the Company Fences and Edge concessions.

        On March 26, 2015, after conversations between BMO and Parent regarding next steps, a representative of BMO contacted Mr. David Pierce to set up a meeting to discuss valuation issues. Mr. Pierce responded by email on March 27, 2015 and indicated that he would be in Warsaw in two weeks and would continue discussions with Parent at that time. On March 31, 2015, Mr. Pierce sent an email to Mr. Prugar advising him that the Company was considering valuation issues, including the value ascribed to the Edge concessions. On April 1, 2015, Mr. Prugar replied by email that BMO was seeking a meeting with the Company to clarify some of the matters described in Mr. Pierce's March 23rd letter. Mr. Pierce agreed that he would meet with BMO in Salt Lake City on April 6, 2015.

        On April 6, 2015, Mr. David Pierce, members of the Company's management and a representative of BMO met in Salt Lake City to discuss the potential transaction. At the meeting, the Company and the BMO representative discussed publicly available information related to the Company's reserves, production and drilling prospects.

        On April 13, 2015, Mr. David Pierce met with Mr. Prugar in Warsaw. At the meeting, Mr. Prugar reiterated Parent's interest in acquiring the Company and discussed next steps in an acquisition process, including execution of a confidentiality agreement and commencement of due diligence by Parent. Mr. Pierce advised Mr. Prugar that the Company was focusing on pursuing a farmout of the Edge concession or other joint exploration or development transaction. Mr. Pierce also provided Parent with a draft confidentiality agreement. There followed some negotiation of its terms, and, on April 24, 2015, Parent and the Company entered into a confidentiality agreement dated as of April 20, 2015.

        On May 8, 2015, Parent held an initial meeting with members of the Company's Polish technical team at the Parent's office in Warsaw. At this meeting, the Company and its representatives provided Parent with a management presentation of the preliminary technical data regarding the Company's exploration prospects in specific areas, including the Edge concession area.

        On May 19, 2015, Mr. Andrew Pierce met with Mr. Prugar in Warsaw. Mr. Prugar reiterated the Parent's desire to acquire the Company.

        On May 22, 2015, Parent sent the Company a revised, non-binding indication of interest, based on public data, limited due diligence that the Company had made available to Parent, and subject to further due diligence, reiterating its strong interest in pursuing an acquisition of the Company at a value of $1.60 per share. In this letter, Parent noted the effect that the continuing adverse commodity price environment was having on natural gas prices in Poland.

        On May 29, 2015, Parent received a response from Mr. David Pierce stating that Parent's May 22nd non-binding indication of interest was being seriously considered by the Company. Mr. Pierce informed Parent that the Company was in the process of engaging advisors to assist its board.

        On June 2, 2015, Parent sent a letter responding to Mr. David Pierce by letter and reiterated Parent's bid for the Company at $1.60 per share cash. Parent's letter encouraged Mr. Pierce to act on its May 22nd letter quickly and asked for a formal response from the Company by the close of business on Friday, June 5, 2015.

        On June 4, 2015, Mr. David Pierce responded to Parent's June 2nd letter. Mr. Pierce reiterated that the Company's board was giving Parent's May 22nd proposal serious consideration and notified Parent that the Company had engaged Evercore Group LLC ("Evercore") to act as its financial advisor in connection with the Company's evaluation of alternatives, including a potential transaction with Parent. Mr. Pierce's letter stated that the Company did not believe that the price contemplated in Parent's May 22nd letter reflected the full value of the Company's business and assets, and that the Company would provide further information about its business in a virtual dataroom to which Parent would be given access.

        On June 5, 2015, BMO held a call with Evercore to discuss due diligence items requested to date and next steps in the process including population of a virtual data room and management presentations. Over the next few weeks, BMO and Evercore had several calls to discuss due diligence, timing and process issues.

        On June 18, 2015, BMO delivered a high priority diligence request list to the Company. On June 22, 2015, the Company granted Parent and its representatives access to the Company's virtual dataroom.

        On June 26, 2015, Parent and its representatives, including Ernst & Young ("E&Y"), Parent's accounting and tax advisors, Greenberg and BMO began due diligence. Over the next few weeks, Parent and its representatives conducted extensive business, financial, legal and accounting due diligence and held multiple due diligence discussions with Company management and Evercore.

        On July 6, 2015, TREC Environmental, Inc. ("TREC"), Parent's environmental consultant, began environmental due diligence.

        On July 8 and 9, 2015, representatives from BMO and Parent attended a physical dataroom and management presentation at Evercore's offices in London, United Kingdom. Evercore made a detailed technical presentation on, and answered Parent's questions regarding, the Company's assets. As part of this due diligence, Parent reviewed the Company's proprietary geologic databases regarding its prospects and concessions. TREC conducted field visits to the Company's Nevada properties on July 16, 2015 and to the Company's Montana properties on July 21 and 22, 2015.

        On July 17, 2015, Poland's energy regulator published new gas tariffs, which further reduced the sales price of the Company's natural gas by 5.6%.

        On July 29, 2015, Evercore sent to Parent a bid process letter inviting Parent to submit a binding proposal to acquire the Company by August 27, 2015.

        On August 6, 2015, the Company issued a press release announcing that the Company had commenced a process to explore the sale of the Company. Later that day, BMO and Evercore discussed, by telephone, the Company's announcement, the date on which the draft Merger Agreement was expected to be provided to Parent and the August 27th bid date.

        On August 7, 2015, an initial draft Merger Agreement was posted to the Company's online dataroom. The initial draft Merger Agreement provided for a two-step transaction consisting of a tender offer followed by a merger.

        On August 27, 2015, BMO informed Evercore that Parent was still highly interested in pursuing an acquisition of the Company but would not be able to submit a final, binding offer on the requested bid date due to its inability to convene a board meeting to obtain formal approval from the Supervisory Board of PKN ORLEN by such date. BMO informed Evercore that the next regularly-scheduled meeting of the Supervisory Board of PKN ORLEN would be held September 23, 2015 and Parent expected to be in a position to submit a binding offer shortly thereafter. Evercore indicated that they would communicate this timing to the Company.

        On August 28, 2015, Parent delivered a letter to Evercore memorializing the message that BMO had communicated to Evercore on the previous day. On September 1, 2015, BMO and Evercore held a telephone conference regarding the timing of Parent's bid.

        On September 1, 2015, the management board of PKN ORLEN met and discussed the submission of a binding proposal to acquire the Company. At this meeting, the management board of PKN ORLEN discussed, and asked questions regarding, the operations of the Company, the due diligence that Parent and its advisors had performed on the Company to-date and the state of the gas market in Poland. All questions were addressed by members of the Parent's management.

        Later in September, Evercore informed BMO that the final bid deadline had been extended until September 24, 2015.

        On September 15, 2015, the Strategy and Development Committee of PKN ORLEN's supervisory board met and discussed the submission of a binding proposal to acquire the Company for $1.10 per share. The Committee for Strategy and Development asked a number of questions regarding certain due diligence matters relating to the Company and the terms and conditions of the binding proposal. These questions were addressed by members of the Parent's management and a discussion ensued.

        On September 24, 2015, Parent submitted a binding proposal (subject to receipt of Parent's required internal approvals) to acquire the Company for $1.10 per share. The revised offer price took into account, among other things, the new Polish gas tariffs that reduced the sales price of the Company's natural gas and Parent's prospects generally and the results of Parent's due diligence, including in respect of Parent's assets and reserves. Parent's bid was not conditioned on obtaining financing. Parent also delivered to the Company a markup of the draft Merger Agreement. Several days after Parent's submission of its binding proposal, BMO was informed by Evercore that Parent's September 24th bid and markup of the Merger Agreement represented a basis for moving forward with negotiations if Parent would offer a higher price per share.

        On October 2, 2015, Parent submitted a revised offer of $1.15 per share, subject to receipt of internal approvals. Parent requested exclusivity until October 9, 2015 and indicated that the offer would remain open until 5:00 p.m. Mountain time that day. BMO was informed by Evercore that Parent's offer would be considered by the Company on the following day and BMO informed Evercore that the expiration time of the offer would be extended until 12:00 p.m. Mountain time on Saturday, October 3, 2015.

        On October 3, 2015, BMO was informed by Evercore that the Company was prepared to move forward with Parent's revised offer, and BMO and Evercore agreed that Parent, the Company and their respective advisors and principals would meet at the Houston offices of Bracewell & Giuliani LLP ("Bracewell"), the Company's transaction counsel, beginning on Monday, October 5, 2015 to negotiate the Merger Agreement. On this basis, Parent withdrew its request for exclusivity. A revised draft of the Merger Agreement was sent by Evercore to BMO later that evening.

        From October 5 to October 7, 2015, representatives of Parent, Greenberg, BMO, the Company, Bracewell, Evercore and Kruse, Landa, Maycock & Ricks ("Kruse Landa"), the Company's traditional outside legal counsel, met in Houston, Texas to negotiate the proposed Merger Agreement. The parties continued to discuss and negotiate the proposed Merger Agreement in person and by telephone until the parties reached agreement on a proposed final version of the Merger Agreement on October 12, 2015. During this time Greenberg and Bracewell exchanged additional drafts of the Merger Agreement. Open issues in the Merger Agreement that were resolved during these negotiations, included (i) whether the Company's directors and officers would execute tender and voting agreements, (ii) whether and the extent to which Parent would have director appointment rights in the period after the Offer closing but before the Merger closing, (iii) the treatment of Company employees after Closing, (iv) the size of the termination fee payable to Parent, (v) the Company's obligation to sell certain of its U.S. assets prior to Closing and whether such sale should be a condition to Closing and (vi) whether PKN ORLEN would provide a guarantee or other support of Parent's obligations under the Merger Agreement.

        On October 8, 2015, Parent's management board met to review and discuss the proposed transaction and the terms of the Merger Agreement. Following a discussion, Parent's management board unanimously approved the Merger Agreement and the transactions and documents contemplated thereby and recommended the same to Parent's supervisory board.

        On October 9, 2015, Parent's supervisory board, as well as the Management Board of PKN ORLEN and the Supervisory Board of PKN ORLEN met to review and discuss the proposed transaction and the terms of the Merger Agreement. At the Parent's supervisory board meeting, Parent's management provided an update of the transaction process and discussed the terms and conditions of the Merger Agreement. Following a discussion, the Parent's supervisory board unanimously resolved to authorize the Parent's management board to execute the Merger Agreement and to call for a shareholders' meeting of Parent to vote for an increase in the share capital of Parent via a capital contribution of PKN ORLEN, which capital contribution proceeds would be used to finance the economic obligations of Parent under the Merger Agreement pursuant to, in accordance with and at the times required by the Merger Agreement. At the meeting of the Management Board of PKN ORLEN, the terms of the Merger Agreement and related funding were unanimously accepted and recommended to the Supervisory Board of PKN ORLEN. The Management Board of PKN ORLEN authorized the representatives of PKN ORLEN to vote for an increase in the share capital increase of Parent at the Parent's shareholders' meeting. The Supervisory Board of PKN ORLEN then met and reviewed and discussed the proposed transaction and the terms of the Merger Agreement and, after these discussions, the Supervisory Board of PKN ORLEN unanimously approved the execution of the Merger Agreement between Parent, Merger Sub and the Company and resolved to make a capital contribution to Parent in an amount sufficient to provide Parent the financing necessary to satisfy its economic obligations under the Merger Agreement, pursuant to, in accordance with and at the times required by the Merger Agreement. BMO representatives participated in the October 9th meeting of the Supervisory Board of PKN ORLEN. To address any questions that arose at the October 9th meetings, BMO representatives were available at the PKN ORLEN offices during the PKN ORLEN Management Board meeting and Greenberg representatives were available at the PKN ORLEN offices during both the PKN ORLEN Management Board meeting and the PKN ORLEN Supervisory Board meeting.

        On October 12, 2015, Bracewell informed Greenberg that the Company Board met telephonically to review and discuss the terms of the proposed transaction and that the Company Board had unanimously (i) determined that the Merger Agreement, the performance by the Company of its obligations under the Merger Agreement and the consummation of the transactions contemplated thereby (including the Offer and the Merger) are fair to, advisable to and in the best interests of the Company and the holders of the Shares, (ii) approved the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby (including the Offer and the Merger) and (iii) resolved to recommend to the holders of the Shares that they (a) accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, and (b) if approval of the holders of the Shares is required by Nevada Law to consummate the Merger, grant such approval at a meeting of the holders of the Shares to be called to consider approval of the Merger Agreement. Later that evening, after the meeting of the Company Board, Parent, Merger Sub and the Company executed the Merger Agreement.

        On the morning of October 13, 2015, prior to the commencement of trading on the NASDAQ, each of PKN ORLEN and the Company issued a press release announcing the transaction and the execution of the Merger Agreement. The Company subsequently filed with the SEC a Current Report on Form 8-K including a copy of the Merger Agreement as an exhibit.

11.   The Merger Agreement; Confidentiality Agreement.

        The following summary description of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Parent has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in Section 8—"Certain Information Concerning PKN ORLEN, Parent and Merger Sub" of this Offer to Purchase. Stockholders of the Company and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

        The Offer.    The Merger Agreement required Merger Sub to commence the Offer contemplated by this Offer to Purchase no later than October 27, 2015. The Merger Agreement provides that, subject to the satisfaction or waiver of the Minimum Condition and the other conditions that are described in Section 15—"Conditions of the Offer" of this Offer to Purchase, Merger Sub will purchase all Shares tendered and not withdrawn in the Offer as promptly as practicable after Parent is legally entitled to do so.

        Without the Company's prior written consent, Parent is not permitted to:

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  decrease the Offer Price;

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  change the form of consideration to be paid in the Offer;

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  reduce the number of Company Common Shares sought to be purchased in the Offer;

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  waive, amend or modify the Minimum Condition or the Termination Condition;

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  amend, modify or otherwise change any other conditions of the Offer in a manner that adversely affects or reasonably could adversely affect the holders of Shares in any material respect;

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  impose conditions to the Offer in addition to those set forth in Section 15—"Conditions of the Offer" of this Offer to Purchase; or

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  extend the Offer except as required or permitted by the Merger Agreement.

        The Merger Agreement provides that, unless the Merger Agreement is terminated, Merger Sub will extend the Offer for successive periods of up to 10 business days each if, at the then scheduled expiration date of the Offer (the "Expiration Date"), (i) any of the Minimum Condition, the Regulatory Condition or the Governmental Proceeding Condition, or, as a result of a judgment, decision or other order of any governmental authority that has not become final and non-appealable, the Illegality Condition is not satisfied, or, to the extent permitted, waived by Merger Sub; provided, that Merger Sub will only be required to so extend the Offer if the relevant condition could reasonably be expected to be satisfied on or prior to March 31, 2016 (as such date may be extended in accordance with the Merger Agreement) or (ii) any of the conditions regarding the satisfaction of the Company's covenants, the accuracy of its representations and warranties or the delivery of its officer's certificate are not satisfied or waived; provided that Merger Sub will only be required to so extend the Offer if the failure of such conditions to be satisfied does not give Parent a right to then terminate the Merger Agreement. If any of the conditions to the Offer set forth in Section 15—"Conditions of the Offer", other than those described in (i) and (ii) of the previous sentence are not satisfied or waived as of the Expiration Date, Merger Sub may, but will not be required to extend the Offer for successive periods of up to 10 business days each. The Merger Agreement also provides that Parent will extend the Offer for any period required by any rule, regulation or other requirement of the SEC or its staff or any rule of Nasdaq applicable to the Offer.

        Subsequent Offering Period.    The Merger Agreement provides that, following the Expiration Time, the Parent may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) as provided in Rule 14d-11 under the Exchange Act. Merger Sub will, and Parent will cause Merger Sub to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during any subsequent offering period.

        Company Board Recommendation.    Pursuant to the Merger Agreement, the Company represented that, at a meeting duly called and held prior to the execution of the Merger Agreement, the Company Board unanimously (A) determined that the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby, including the Offer and the Merger, are fair to, advisable to and in the best interests of the Company and its common stockholders, (b) approved the Merger Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (c) recommended that the holders of Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and (d) resolved to submit the Merger Agreement to a vote of the Company's common stockholders if required under Nevada law to consummate the Merger and, in connection therewith, to recommend approval of the Merger Agreement by the Company's common stockholders.

        The Merger Agreement provides that substantially contemporaneously with the filing of the Schedule TO with the SEC, the Company will, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, which will include the Company Board Recommendation.

        The Merger Agreement provides that neither the Company Board nor any committee of the Company Board is permitted to: (A) fail to make, withhold, withdraw, amend, qualify or modify the Company Board Recommendation, (B) approve, endorse or recommend an Acquisition Proposal (as defined below), (C) fail to publicly reaffirm the Company Board Recommendation within five business days after the Company's receipt of a written request by Parent to provide such reaffirmation following the date that any person, entity or group (I) will have made an Acquisition Proposal (other than a tender offer or exchange offer described in clause (D) below) and the existence of such Acquisition Proposal becomes known in the public domain or (II) will have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or the existence of or information regarding an intention to make an Acquisition Proposal will have otherwise become known in the public domain, (D) fail to recommend that the Company stockholders reject, and not tender their Shares into, any tender offer or exchange offer with respect to the outstanding Shares that constitutes an Acquisition Proposal within 10 business days after commencement of such tender offer or exchange offer, (E) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement (as defined below), or (F) resolve, agree or publicly propose to take any of the foregoing actions (any action described in the preceding clauses (A)-(F) being referred to herein as a "Company Board Recommendation Change").

        As an exception to the restrictions on the ability of the Company Board to effect a Company Board Recommendation Change, the Company Board may, at any time prior to the Acceptance Time, effect a Company Board Recommendation Change, if: (A) the Company has received a written Acquisition Proposal that the Company Board believes in good faith is bona fide, and after consultation with its financial advisors and outside legal counsel, the Company Board has determined that such Acquisition Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal (as defined below) and after consultation with its outside legal counsel determines that the failure to effect a Company Board Recommendation Change would be inconsistent with the Company Board's fiduciary duties to the Company stockholders under applicable law, (B) such Acquisition Proposal did not arise out of a breach of Company's obligations described under this "Company Board Recommendation" section or below under the "No Solicitation" section, (C) prior to effecting such Company Board Recommendation Change, the Company Board has given Parent at least five business days prior written notice thereof (a "Determination Notice") (which Determination Notice will not constitute a Company Board Recommendation Change), unless at the time, there is less than five business days until the Expiration Date, in which case the Company will provide as much notice as possible, which Determination Notice will set forth the material terms and conditions of such Acquisition Proposal in reasonable detail (including the identity of the party making such Acquisition Proposal), and, during such five business day period (or such shorter period until the Expiration Date), the opportunity to meet with the Company Board and its outside legal counsel, to enable Parent and the Company to discuss in good faith a modification of the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute, or to be reasonably expected to lead to, a Superior Proposal and the transactions contemplated by the Merger Agreement may be effected, and (D) Parent has not made, within five business days after receipt of the Determination Notice (or such shorter period until the Expiration Date), a counter-offer or proposal of a nature such that the Company Board shall have determined in good faith (after consultation with its financial advisors and its outside legal counsel) that the Acquisition Proposal no longer constitutes or could reasonably be expected to lead to a Superior Proposal. These provisions also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice and a new three business day notice period.

        The Company Board may also may effect a Company Board Recommendation Change at any time prior to the closing of the Merger in response to an Intervening Event (as defined below) if (A) the Company Board has determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the Company Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties under Nevada Law, (B) the Company Board has given Parent a Determination Notice at least five business days prior to effecting such Company Board Recommendation Change, which Determination Notice will specify in reasonable detail the facts underlying the Company Board's determination that an Intervening Event has occurred and the rationale and basis for such Company Board Recommendation Change and, during such five business day period, the opportunity to meet with the Company Board and its outside legal counsel, to enable Parent and the Company to discuss in good faith a modification of the terms and conditions of the Merger Agreement to obviate the need to effect a Company Board Recommendation Change on the basis of such Intervening Event so that the transactions contemplated by the Merger Agreement may be effected, and (C) following the expiration of such five business day period, the Company Board has determined in good faith (after consultation with outside legal counsel) and after giving good faith consideration to any offer or proposal from Parent, that, in light of such Intervening Event, the Company Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties under Nevada Law.

        "Intervening Event" means, with respect to the Company, a material fact, event, change, development or set of circumstances that (i) was neither known to nor reasonably foreseeable by any member of the Company Board, assuming reasonable consultation with the executive officers of the Company, as of or prior to the date of the Merger Agreement, (ii) did not result from or arise out of the reasonably foreseeable consequences of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, the Merger Agreement, and (iii) does not relate to, result from or arise out of any Acquisition Proposal (whether or not a Superior Proposal).

        Directors.    The Merger Agreement provides that if, following the time when Parent is legally permitted under applicable law to accept for payment and pays for all Shares validly tendered and not properly withdrawn pursuant to the Offer to Purchase (the "Acceptance Time"), the Top-Up Option is not exercisable, immediately following the Acceptance Time and at all times thereafter, Parent will be entitled to elect or designate (i) two individuals selected by Parent to serve as directors on the Company Board, which individuals will be "independent" under the rules and regulations of NASDAQ ("NASDAQ Rules") to the extent necessary to cause a majority of the Company Board to be independent under NASDAQ Rules, (ii) one individual to serve on each committee of the Company Board, to the extent permitted by applicable law and NASDAQ Rules and (iii) one individual to serve on the board of directors or similar body of FX Energy Poland, Sp. z o.o. ("FX Poland"). If Parent is entitled to so elect or designate directors, the Company will, upon request by Parent, take all actions necessary, subject to compliance with applicable law, to enable Parent's designees to be so elected or appointed to the Company Board, including by promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company bylaws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors as is necessary to provide Parent with such representation and will cause Parent's designees to be so elected or appointed at such time. Persons designated by Parent to serve on the Company Board or any committee of the Company Board or on the board of directors (or similar body) of FX Poland will not be entitled to receive compensation from the Company for their service.

        Top-Up Option.    Pursuant to the terms of the Merger Agreement, the Company has granted Merger Sub the Top-Up Option, exercisable only after the Acceptance Time, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Merger Sub or any of Parent's wholly-owned subsidiaries at the time of exercise of the Top-Up Option, will constitute one Share more than 90% of the outstanding Shares (determined on a fully diluted basis); provided, that the Top-Up Option may not exceed the number of Available Shares and will not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, Merger Sub would not hold of record at least 90% of the outstanding Shares (assuming the issuance of Shares in respect of the Top-Up Option). The Top-Up Option may be exercised on only one occasion. Subject to applicable law, Merger Sub may exercise the Top-Up Option at any time after Merger Sub has accepted for payment all Shares validly tendered, and not properly withdrawn, in the Offer. The aggregate purchase price for the Shares purchased upon exercise of the Top-Up Option may be paid by Merger Sub either entirely in cash or, at Merger Sub's election, by Merger Sub paying in cash an amount equal to not less than the aggregate par value of the Shares to be purchased upon exercise of the Top-Up Option and either Parent or Merger Sub executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Shares purchased upon exercise of the Top-Up Option less the amount paid in cash. Any such promissory note will be unsecured, full recourse to Parent and Merger Sub, non-negotiable and non-transferrable, bear simple interest at 1% per annum, will mature one year after the purchase of the Shares pursuant to the Top-Up Option, and is prepayable in whole or in part without premium or penalty and will have no other material terms.

        The Top-Up Option will expire upon the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Nevada's "short form" merger statute. Following the Offer, if assuming exercise of the Top-Up Option, Merger Sub would not own at least 90% of the outstanding Shares, a Company stockholder vote will be required to consummate the Merger. In such a case, the approval of the Merger at a meeting of holders of Shares would be assured because of Parent's ownership of at least a majority of the Shares (calculated on a fully diluted basis in accordance with the Merger Agreement) following completion of the Offer.

        The Merger.    The Merger Agreement provides that upon and subject to the terms and conditions set forth in the Merger Agreement and in accordance with Nevada Law, at the Effective Time:

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  Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease;

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  The Company will be the Surviving Corporation and will become a wholly-owned subsidiary of Parent;

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  the Surviving Corporation's articles of incorporation will be the articles of incorporation of the Company in effect immediately prior to the Merger and the bylaws of the Company in effect immediately prior to the Merger will be the bylaws of the Surviving Corporation; and

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  the officers of Merger Sub immediately prior to the Merger will be the officers of the Surviving Corporation and the directors of Merger Sub immediately prior to the Merger will be the directors of the Surviving Corporation.

        Conversion of Securities.    At the Effective Time:

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  all Shares issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or the Company or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company and Shares held by dissenting stockholders who properly exercise dissenters rights under Nevada Law, if available) will be cancelled and extinguished and converted into the right to receive the Offer Price, without interest thereon and less required withholding of taxes;

  •
  all Shares that are owned by Parent, Merger Sub or the Company or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, will be cancelled and extinguished with no payment being made with respect thereto;

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  each share of the Company Preferred Shares issued and outstanding immediately prior to the Effective Time will remain outstanding, without change by virtue of the Merger to its terms, voting powers, preferences and rights; and

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  each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        Merger Without a Meeting; Company Stockholder Meeting.    If following the Acceptance Time and, if applicable, the expiration of any "subsequent offering period" and/or the exercise of the Top-Up Option, Parent, Merger Sub and their controlled affiliates own, in the aggregate, 90% of the outstanding Shares, such that the Merger may be effected without a meeting or vote of the holders of Shares, Parent, Merger Sub and the Company have agreed to take necessary and appropriate actions to cause the Merger to become effective without a meeting of the Company's stockholders in accordance with NRS 92A.180.

        However, if the approval of the holders of Shares is required by applicable law in order to effect the Merger following the Acceptance Time, the Company has agreed to set a record date for, set a stockholder meeting date, duly call, give notice of, convene and hold a meeting of the Company stockholders (the "Stockholder Meeting") as promptly as practicable after the consummation of the Offer, for the purpose of voting on the approval of the Merger Agreement (with the record date and meeting date to be set in consultation with Parent). If Merger Sub (or Parent on Merger Sub's behalf) has accepted for payment and paid for all Shares validly tendered (and not withdrawn) pursuant to the Offer, then the Company shall hold the Stockholder Meeting even if a Company Board Recommendation Change (as defined below) has occurred or any Acquisition Proposal (as defined below) has been publicly proposed or announced or otherwise submitted to the Company or any of its representatives. Parent and Merger Sub will vote, and each of Parent and Merger Sub will ensure that all of its respective controlled affiliates will vote, any Shares beneficially owned by them in favor of approval of the Merger Agreement at the Stockholder Meeting.

        Proxy.    If Merger Sub (or Parent on Merger Sub's behalf) has accepted for payment and paid for all Shares validly tendered (and not withdrawn) pursuant to the Offer and the approval of the holders of Shares is required by applicable law in order to effect the Merger following the Acceptance Time, then, as promptly as practicable after the Offer, the Company will prepare a proxy statement (the "Proxy Statement") for the Stockholder Meeting and file such Proxy Statement with the SEC.

        Conditions.    Conditions to Consummation of the Offer; Conditions to Consummation of the Merger.

        See Section 15—"Conditions of the Offer" of this Offer to Purchase for a description of the conditions to the Offer.

        Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

  •
  Merger Sub (or Parent on Merger Sub's behalf) has accepted for payment and paid for all Shares validly tendered and not withdrawn in the Offer;

  •
  the affirmative vote of the holders of a majority of the issued and outstanding Shares has been obtained, if required by Nevada Law;

  •
  no governmental authority of competent jurisdiction has enacted, issued, promulgated, entered or enforced any law or order that has the effect of making the consummation of the Merger illegal or has the effect of prohibiting or otherwise preventing the consummation of the Merger; and

  •
  the Company has provided Parent with a FIRPTA Certificate in a form reasonably acceptable to Parent.

        Treatment of Company Stock Options.    Under the Merger Agreement, each option to purchase Shares (each, a "Company Option"), that is unexpired, unexercised and outstanding and that has not vested immediately prior to the Acceptance Time will vest automatically and become immediately exercisable at the Acceptance Time pursuant to the terms of the applicable Company stock plan. Each Company Option that is unexpired, unexercised and outstanding and that has not been exercised immediately prior to the Effective Time shall not be assumed or substituted for by Parent and, instead, will be, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company Option or any other person, be cancelled without payment of consideration.

        Treatment of Company Restricted Shares.    Under the Merger Agreement, each Share subject to vesting, forfeiture or other restrictions pursuant to the Company stock plans (a "Company Restricted Share") that (i) has become vested on or before the Effective Time by its written terms as set forth in the applicable Company Stock Plan or award agreement as in effect immediately prior to the date hereof and (ii) has not been settled as of the Effective Time shall be converted into the right to receive the Merger Consideration. At the Effective Time, by virtue of the Merger without any action on the part of Parent, Merger Sub, the Company, the holder of any Company Restricted Share or any other Person, each Company Restricted Share shall cease to be outstanding and shall be cancelled and any award agreement evidencing the grant of any such Company Restricted Share shall thereafter represent only the right to receive the Merger Consideration with respect to the Company Restricted Shares formerly represented thereby.

        Dissenter Rights.    Dissenter rights are not available during the time the Offer remains open, and stockholders of the Company who tender Shares in the Offer will not have dissenter rights in connection with the Merger. Additionally, under Section 92A.390 of the Nevada Revised Statutes, there is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series that is a "covered security" under Section 18(b)(l)(A) or (B) of the Securities Act of 1933, as amended. The Shares are covered securities because they are traded on the NASDAQ Global Select Market. Accordingly, Parent and Merger Sub believe holders of Shares will not have dissenter's rights in connection with the Merger unless the Shares are delisted from the NASDAQ Global Select Market prior to the consummation of the Merger, which is not expected to occur.

        Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub with respect to, among other matters:

  •
  organization, standing, corporate power and qualifications to conduct business;

  •
  certificate of incorporation and bylaws;

  •
  authority to enter into the Merger Agreement, including the unanimous approval by the Company Board and the enforceability of the Merger Agreement against the Company;

  •
  the required vote of the Company's stockholders;

  •
  the receipt of a fairness opinion from its financial advisor;

  •
  inapplicability of antitakeover provisions to the Offer and Merger;

  •
  consents and approvals;

  •
  no conflicts or violations of law;

  •
  capitalization;

  •
  subsidiaries;

  •
  SEC reports;

  •
  financial statements, internal controls; the Sarbanes-Oxley Act of 2002; accuracy of books and records;

  •
  information in the Schedule 14D-9 and Proxy Statement and supplied for inclusion in the Offer documents;

  •
  no undisclosed liabilities;

  •
  absence of certain changes or events since June 30, 2015;

  •
  material contracts;

  •
  permits;

  •
  litigation;

  •
  taxes;

  •
  environmental matters;

  •
  employee matters;

  •
  title to properties;

  •
  reserve reports;

  •
  intellectual property;

  •
  compliance with laws;

  •
  export controls and economic sanctions compliance;

  •
  import compliance;

  •
  anti-corruption and anti-bribery laws;

  •
  related party transactions;

  •
  brokers; and

  •
  no other representations and warranties

        Pursuant to the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Company with respect to, among other matters:

  •
  the Company's organization, standing, corporate power and authority to conduct business;

  •
  authorization and enforceability;

  •
  required governmental consents;

  •
  no conflicts or violations of law;

  •
  information in the Offer documents and supplied for inclusion in the 14D-9 or the Proxy Statement;

  •
  financial statements;

  •
  ownership of Shares;

  •
  required funds; and

  •
  litigation.

        The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for purposes of the Merger Agreement and which may be subject to important qualifications and limitations agreed to by the Company, Parent and Merger Sub in connection with the negotiated terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to the Company's SEC filings or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts. In addition, such representations and warranties:

  •
  have been qualified by information set forth in confidential disclosure letters exchanged by the parties in connection with signing the Merger Agreement, which information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

  •
  will not survive consummation of the Merger; and

  •
  were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        Conduct of the Company's Business.    The Merger Agreement obligates the Company and each of its subsidiaries, during the period from October 12, 2015 to the earlier of the Effective Time or the valid termination of the Merger Agreement in accordance with its terms, except as set forth in the Company disclosure letter to the Merger Agreement, as expressly permitted by the Merger Agreement, as required by applicable law or in response to any comment letter from the SEC, as provided for or contemplated by any contract of the Company or any of its subsidiaries in effect as of October 12, 2015 or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned) to (i) carry on its business in all material respects in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable law, (ii) pay its debts when due, in each case subject to good faith disputes over such debts for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees (provided, that, the Company will not be under any obligation to put in place any new retention programs or to include additional personnel in existing retention programs) and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

        During the period from October 12, 2015 to the earlier of the Effective Time or the valid termination of the Merger Agreement in accordance with its terms, except as set forth in the Company disclosure letter to the Merger Agreement, as expressly permitted by the Merger Agreement, as required by applicable law or in response to any comment letter from the SEC, as provided for or contemplated by any contract of the Company or any of its subsidiaries in effect as of October 12, 2015 or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), the Company will not and will cause its subsidiaries not to:

  •
  propose to adopt any amendments to or amend its articles or certificate of incorporation, bylaws or other applicable organizational documents;

  •
  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company or any subsidiary securities, except for the issuance and sale of Shares pursuant to Company Options or Company Restricted Shares outstanding on October 12, 2015 pursuant to the terms of the applicable Company stock plan and/or underlying equity award agreements;

  •
  waive any stock repurchase rights or right of first refusal, accelerate vesting of options, restricted stock, restricted stock units or other equity awards, amend or change the period of exercisability of options or any other equity or other incentive awards (including without limitation any long-term incentive awards) or re-price options or authorize any cash or equity exchange for any options granted under any of the Company stock plans;

  •
  acquire or redeem, directly or indirectly, or amend any Company or subsidiary securities;

  •
  other than regular dividends on the Company Preferred Shares and cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or enter into any agreement with respect to the voting or registration of its capital stock other than as contemplated by the Merger Agreement;

  •
  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger);

  •
  (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except with respect to obligations of direct or indirect wholly-owned subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other person except for advances to employees in the ordinary course of business consistent with past practice to employees of the Company or any of its subsidiaries, or (iv) mortgage or pledge any of its or its subsidiaries' assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted encumbrances);

  •
  enter into, adopt, amend (including acceleration of vesting), modify or terminate any Company employee benefit plan or other employee benefit plan (each as currently in effect on October 12, 2015) in any manner, fail to make any required contribution to any Company employee benefit plan, merge or transfer any Company employee benefit plan or the assets or liabilities of any Company employee benefit plan, change the sponsor of any Company employee benefit plan, materially increase in any manner the compensation of any employee or grant any rights to severance or termination pay to any employee or terminate the employment of any officer other than for "cause";

  •
  forgive any material loans to any employees;

  •
  establish, enter into, amend, or extend any collective bargaining agreement;

  •
  except in the ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable law, in each case in all material respects, acquire, sell, lease, license, subject to a lien (other than a permitted encumbrance), encumber or otherwise surrender, relinquish, transfer or dispose of any property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except either (i) transactions required under an existing contract of the Company or any of its subsidiaries, which transactions are not, individually or in the aggregate, material to the Company and its subsidiaries, taken together as a whole, or (ii) the sale of hydrocarbons in the ordinary course of business consistent with past practice;

  •
  except as may be required as a result of a change in applicable law or in GAAP or regulatory accounting principles, make any change in any of the accounting principles or practices used by it;

  •
  make or change any material tax election, except in the ordinary course of business consistent with past practice, amend any material tax return, make any material change to any tax accounting method or settle or compromise any material tax liability or any audit or other proceedings relating to material tax matters;

  •
  acquire (by merger, consolidation or acquisition of stock or assets) any other person or any equity interest therein, enter into any contract, other than any contract entered into in the ordinary course of business that would not require payments or expenditures in excess of $20,000 and that would be, or would reasonably be expected to be, material to the business, operations or financial condition of the Company and its subsidiaries, taken together as a whole, or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), cancellation or renewal of, or waive, release or assign any material rights under any Company contract (including any confidentiality or standstill agreement to which the Company is a party); or authorize, incur or commit to incur any capital expenditure(s) not budgeted as of October 12, 2015 as set forth in the Company's development plan that individually or in the aggregate, with obligations to the Company or any of its subsidiaries, exceed(s) $250,000; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts; and provided further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its subsidiaries other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

  •
  commence, settle or compromise any pending or threatened legal proceeding or pay, waive, discharge or satisfy or agree to pay, waive, discharge or satisfy any material claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings, claims and other liabilities (i) settled in compliance with the Merger Agreement, or (ii) expressly reflected or reserved against in full on the balance sheet or incurred since June 30, 2015 in the ordinary course of business consistent with past practice;

  •
  except as required by applicable law, convene any regular or special meeting (or any adjournment or postponement thereof) of the Company stockholders;

  •
  except as required by applicable law, terminate, modify, or waive any right under any permit, except to the extent any such termination, modification or waiver would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect (as defined below);

  •
  hire any person for employment with the Company or any subsidiary of the Company at a level of Senior Vice President or higher except to fill the vacancy of an existing position that becomes vacant after the date hereof;

  •
  waive, release or assign any material claims (except as set forth in the Merger Agreement);

  •
  convene any special meeting of the shareholders of the Company other than the Stockholder Meeting to adopt the Merger Agreement and approve the Merger, unless such a meeting is required by applicable law;

  •
  take any action to exempt or make not subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent or Merger Sub) or any action taken thereby, which person or action would otherwise have been subject to the restrictive provisions thereof; or

  •
  enter into a contract to do any of the foregoing or authorize, commit or agree to take any action to do any of the foregoing or which results or is reasonably likely to result in any of the conditions to the Offer to fail to be satisfied, or would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect, or that would materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) in accordance with the terms hereof or materially delay such consummation.

        No Solicitation.    The Merger Agreement requires that, as of October 12, 2015, the Company will immediately cease (and cause its subsidiaries and representatives to cease) any and all existing activities, discussions, solicitations, encouragements, or negotiations with any person or entity with respect to any Acquisition Proposal (as defined below) and to promptly request in writing that each person or entity that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal return or destroy all confidential information provided to such person or entity prior to October 12, 2015.

        During the period beginning on October 12, 2015 and continuing until the Effective Time, or, if earlier, the termination of the Merger Agreement in accordance with its terms, the Merger Agreement provides that the Company and its subsidiaries will not, and will use their reasonable best efforts to cause its representatives not to, and shall not authorize or knowingly permit their representatives to, directly or indirectly: (i) solicit, initiate, knowingly encourage, assist, facilitate, or induce the making, submission or announcement of (including by providing information relating to the Company or its subsidiaries or affording access to the business or properties of the Company or its subsidiaries) an Acquisition Proposal or Acquisition Transaction (as defined below); (ii) except as expressly permitted by the Merger Agreement, participate or engage in discussions or negotiations with any person or entity (other than Parent or Merger Sub or any designees of Parent or Merger Sub) regarding an Acquisition Proposal or Acquisition Transaction or furnish any non-public information relating to the Company or any of its subsidiaries to any person or entity (other than Parent or Merger Sub or any designees of Parent or Merger Sub) that is seeking to make or has made an Acquisition Proposal;

(iii) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or contract constituting or relating to any Acquisition Proposal or Acquisition Transaction (other than a confidentiality agreement that contains terms which are not less favorable in all material respects to the Company than those contained in the Confidentiality Agreement between the Company and Parent dated April 20, 2015 (the "Confidentiality Agreement")) or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or resolve or agree to take any of the foregoing actions or (iv) terminate, waive, grant permission under, or fail to enforce any rights under any standstill or similar agreement between the Company or any of its subsidiaries and any person or entity (other than Parent).

        As an exception to the restrictions described above, the Merger Agreement provides that, at any time following October 12, 2015, but prior to the Acceptance Time, the Company Board may, directly or indirectly through the Company's representatives, (i) engage or participate in discussions or negotiations with (and only with) any person or entity (or such person or entity's representatives) that has made, on or after October 12, 2015, a written Acquisition Proposal that the Company Board believes is bona fide, that did not result from a breach of the Merger Agreement and which the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is or is reasonably likely to lead to or result in a Superior Proposal and (ii) furnish to any person or entity that has made such Acquisition Proposal any non-public information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement the terms of which are not less favorable in all material respects to the Company than those contained in the Confidentiality Agreement; provided that, prior to engaging in such discussions or negotiations, the Company gives Parent written notice of the identity of such person or entity and the material terms and conditions of such Acquisition Proposal and of the Company's intention to take such action. In addition, the Company will promptly (and, in all cases within 24 hours after its receipt) advise Parent orally and in writing of any Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal (and any changes thereto) and the identity of the person or group making such Acquisition Proposal. The Company will keep Parent reasonably informed on a current basis (and in any event no later than 24 hours) of any material developments with respect to any Acquisition Proposal. The Company will not and will cause each of its subsidiaries not to enter into any contract with any person or entity that prohibits the Company from providing the information described above to Parent after October 12, 2015.

        An "Acquisition Proposal" means any offer, proposal or indication of interest (other than by Parent or Merger Sub or any designees of Parent or Merger Sub) relating to any Acquisition Transaction.

        An "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any acquisition or purchase by any person, entity or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or one or more of its subsidiaries that own or control more than twenty percent (20%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any person, entity or "group" (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the total outstanding voting securities of the Company or one or more of its subsidiaries that own or control more than twenty percent (20%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which the Company stockholders immediately preceding such transaction hold, directly or indirectly, less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation or dissolution of the Company or any of its subsidiaries or (v) any combination of the foregoing.

        A "Superior Proposal" means a written Acquisition Proposal (with references therein to "20%" and "80%" replaced by "50%" for this purpose) (i) that the Company Board believes in good faith is bona fide, (ii) that did not result from a breach of the provisions of the Merger Agreement described in this "—No Solicitation" section of this Offer to Purchase, (iii) for which financing is reasonably likely to be obtained in the good faith determination of the Company Board and (iv) that the Company Board shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) is more favorable to the Company stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including the Offer and the Merger) and, if applicable, any counter-offer or proposal made by Parent or any of its affiliates in response thereto.

        Commercially Reasonable Efforts.    Each of Parent, Merger Sub and the Company have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done (and to assist and cooperate with the other parties to do), all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement (including the Offer and the Merger), including using commercially reasonable efforts to (i) cause the conditions to the Offer described in Section 15—"Conditions of the Offer" of this Offer to Purchase and the conditions to the Merger described in "Conditions" of this section of this Offer to Purchase to be satisfied or fulfilled as soon as reasonably practicable, (ii) obtain all necessary or appropriate consents, waiver and approvals under any contracts to which the Company or any of its subsidiaries is a party in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) in order to maintain and preserve the benefits under such contracts following the consummation of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and the expiration or termination of any applicable waiting periods and make all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental authorities, if any) and (iv) contest and resist any legal proceeding that seeks to, and to have vacated, lifted, reversed or overturned any order that is in effect that would prohibit, prevent or restrict consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Merger Agreement also provides that, as soon as reasonably practicable after October 12, 2015 (and in any event within 15 business days of October 12, 2015), each of Parent, and, if applicable, the Company will file pre-merger notification filings, forms and submissions with any foreign governmental authority that may be required by applicable antitrust laws that Parent deems reasonably necessary.

        Company Employee Matters.    The Merger Agreement provides that Parent has no obligation to employ or retain the services of any employee for any period of time following the Effective Time and that Parent will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion. Parent has agreed that, at or prior to the closing of the Merger, it will establish a grantor trust for the benefit of certain U.S. employees of the Company who are parties to certain change in control agreements with the Company and fund such trust with the amounts required to fund the obligations under such change in control agreements as such obligations become due and payable. Parent has agreed that, during the period of 12 months following the closing of the Merger (the "Benefit Period"), to the extent that Parent or any of its subsidiaries (including FX Poland) (i) terminates any FX Poland employee who is employed for an indefinite period of time pursuant to an employment contract regulated by the Polish Labor Code (excluding (a) individuals rendering services to FX Poland pursuant to a civil law contract and (b) any employment contracts or any amendments to any employment contracts entered into after October 12, 2015 without Parent's prior written consent) or (ii) offers continued employment to such employee involving responsibilities materially different from such employee's responsibilities as of the closing date of the Merger or offers such employee a monthly base salary that is less than such employee's monthly base salary as of the closing date of the Merger and such employee, in his or her sole discretion does not accept such continued employment offer, Parent will provide or cause such subsidiary to provide each such employee with a severance payment equal to (A) 900% of such employee's monthly base salary at the rate currently in effect at October 12, 2015, less any required taxes, deductions, social security contributions, bonuses or withholding, times (B) a fraction, the numerator of which is equal to the number of remaining days in the Benefit Period after termination of such employee's employment with Parent or such subsidiary and the denominator of which is equal to the number of days in the Benefit Period, payable in a lump sum within seven business days after such employee's termination by Parent; provided, that such employee shall not be entitled to any severance payment if such employee's termination is made pursuant to Article 52 of the Polish Labor Code; provided, further, that if any employee receives any severance payment, pursuant to any agreement (including employment agreements regulated by the Polish Labor Code or any other agreements) or any salary payments or other compensation during the termination period of an employment contract (other than such salary payments or other compensation related to service prior to termination) or which is mandatory pursuant to any applicable Polish laws, such payment shall be deducted from the amount of the severance payment payable by Parent to such employee.

        Company Director and Officer Indemnification and Insurance.    The Merger Agreement provides that from and after the Effective Time, to the extent that the Company or any of its subsidiaries would be permitted or required to indemnify or exculpate a past or present officer or director of the Company or its subsidiaries, whether pursuant to the articles or certificate of incorporation, bylaws or comparable governing document or any indemnification agreement, Parent and the Surviving Corporation will, jointly and severally, and the Surviving Corporation will cause each of its subsidiaries to (i) indemnify and hold harmless against any cost or expenses, including indemnification expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any proceeding and provide promptly advancement of indemnification expenses to, all such past or present officers and directors of the Company and its subsidiaries to the fullest extent permitted under applicable law; (ii) for a period of six years following the Effective Time, maintain in effect the provisions in its articles or certificate of incorporation, bylaws or comparable governing documents and indemnification agreements to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of such past or present officers and directors with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the articles or certificate of incorporation, bylaws or comparable governing documents and indemnification agreements of such persons in effect on October 12, 2015, to the fullest extent permitted from time to time by applicable law and such provisions will not be amended except as required by applicable law or to make changes permitted by applicable law that would enlarge the scope of the rights of such former directors and officers thereunder.

        Parent shall purchase a six-year "tail" pre-paid officers' and directors' liability insurance policy, provided the cost of such policy does not exceed a net amount greater than 250% of the most recent annual premium. If Parent does not purchase the pre-paid tail policy, Parent shall maintain in effect the Company's current directors' and officers' liability insurance policy for a period of six years from and after the Effective Time for acts or omissions occurring at or prior to the Effective Time; provided, however that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the existing policy, so long as that substitution does not result in gaps or lapses in coverage; provided, further, that in no event shall Parent and the Surviving Corporation be obligated to pay annual premiums in excess of 200% of the amount paid by the Company for coverage for its last full fiscal year, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        Redemption of Company Preferred Shares.    The Merger Agreement provides that, on the date on which the Acceptance Time occurs, (i) the Company shall provide irrevocable notice of redemption of all the outstanding Company Preferred Shares and (ii) Parent shall, on behalf of the Company, irrevocably deposit in trust all funds necessary for the redemption of such Company Preferred Shares. The Parent and the Company or the Surviving Corporation, as applicable, will cause such Company Preferred Shares to be redeemed in accordance with the terms of such notice of redemption and the certificate of designation of the Company Preferred Shares.

        Sale of Certain Businesses.    The Company will use commercially reasonable efforts to consummate, prior to the closing of the Merger, the sale of certain of its United States businesses to one or more persons who are not affiliates of the Company for an all-cash purchase price and on arms-length terms reasonably acceptable to Parent.

        Termination.    The Merger Agreement provides that it may be terminated, and the Offer may be terminated and abandoned, at any time prior to the Acceptance Time:

  (i)
  by mutual written agreement of Parent and the Company;

  (ii)
  by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement without Merger Sub (or Parent on Merger Sub's behalf) having accepted for payment any Shares pursuant to the Offer; provided that the right to terminate the Merger Agreement pursuant to this (ii) will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement caused or resulted in (a) any of the conditions to the Offer set forth in Section 15—"Conditions of the Offer" having failed to be satisfied or (b) the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub's behalf) having accepted for payment any Shares pursuant to the Offer, and, in either case, such action or failure to act constitutes a material breach of the Merger Agreement; or

  (iii)
  by either Parent or the Company, if Merger Sub (or Parent on Merger Sub's behalf) has not accepted for payment any Shares pursuant to the Offer on or before March 31, 2016; provided, that, in the event that if, as of March 31, 2016, the Regulatory Condition has not been satisfied, such date shall, unless Parent and the Company agree in writing otherwise, automatically be extended to September 30, 2016; provided, that the right to terminate the Merger Agreement pursuant to this (iii) will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement caused or resulted in (a) any of the conditions to the Offer set forth in Section 15—"Conditions of the Offer" having failed to be satisfied or (b) the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub's behalf) having accepted for payment any Shares pursuant to the Offer, and, in either case, such action or failure to act constitutes a material breach of the Merger Agreement; or

  (iv)
  by the Company, if there is an uncured breach of any covenant or uncured inaccuracy in any representation of Parent or Merger Sub contained in the Merger Agreement that would reasonably be expected to materially impede or delay the ability of Parent or Merger Sub to consummate the Offer and the Merger in accordance with the terms of the Merger

    Agreement and applicable law and is incapable of being cured through the exercise of commercially reasonable efforts or, if capable of being cured through the exercise of commercially reasonable efforts, is not cured within 20 calendar days from the date of delivery of written notice from the Company to Parent of such breach or inaccuracy or of Parent and Merger Sub terminate their commercially reasonable efforts to cure such breach or inaccuracy; provided, that the Company will not have the right to terminate the Merger Agreement pursuant to this (iv) if any of the circumstances described herein resulted primarily from the breach of the Merger Agreement by the Company;

  (v)
  by Parent, if there is (a) an uncured breach of any covenant of the Company contained in the Merger Agreement that would make the condition to the Offer providing that the Company will not have breached or failed to perform in any material respect any of its covenants under the Merger Agreement that are required to be performed prior the expiration of the Offer not reasonably expected to be satisfied at the time of such breach or (b) an uncured inaccuracy in any representation of the Company contained in the Merger Agreement that would make the condition to the Offer relating to the accuracy of the Company's representations and warranties not reasonably expected to be satisfied at the time such representation and warranty became inaccurate; provided, that in the event such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent will not have the right to terminate the Merger Agreement pursuant to this (v) until the earlier to occur of (1) a 20 calendar day period after delivery of written notice from the Parent to the Company of such breach or inaccuracy, as applicable, or (2) the termination by the Company of commercially reasonable efforts to cure such breach or inaccuracy; provided that, Parent may not terminate the Merger Agreement pursuant to this (v) if any of the circumstances described herein resulted primarily from the breach of the Merger Agreement by Parent or Merger Sub;

  (vi)
  by the Company, in order to enter into a definitive agreement to consummate a Superior Proposal; provided that (a) such Acquisition Proposal did not arise out of a breach of the Company's obligations described above under the sections herein titled "Company Board Recommendation" or "No Solicitation" and the Company has complied in all material respects with its obligations described above under the section herein titled "No Solicitation" in respect of a Superior Proposal, (b) unless a Company Board Recommendation Change shall previously have been effected in accordance with the requirements described above under the section herein titled "Company Board Recommendation" (1) prior to terminating the Merger Agreement pursuant to this (vi), the Company Board has given Parent at least five business days prior written notice and such notice sets forth the material terms and conditions of the Superior Proposal in reasonable detail and an opportunity, during such five business day period, to meet with the Company Board and its outside legal counsel to enable Parent and the Company to discuss in good faith a modification to the terms and conditions of the Merger Agreement so that the transactions contemplated by the Merger Agreement may be effected and (2) Parent has not made, within five business days after receipt of the Company's written notice of its intention to terminate the Merger Agreement pursuant to this (vi), a counter-offer or proposal of a nature such that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Proposal no longer constitutes a Superior Proposal and (c) in connection with the termination of the Merger Agreement, the Company tenders to Parent (and pays to Parent if Parent agrees to accept such payment) the Termination Fee (as defined below); provided, that these provisions apply also to any material amendment to any Acquisition Proposal and require a new three business day prior notice to Parent; or

  (vii)
  by Parent, if the Company Board effects a Company Board Recommendation Change.

        Effect of Termination.    In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement will become void and there will be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective subsidiaries, officers or directors, employees, agents or representatives except with respect to certain specified provisions and with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach or fraud by another party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

        Fees.    In the event that:

  (i)
  (a) following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement, a bona fide Acquisition Proposal has been publicly announced or proposed and not withdrawn, and (b) the Merger Agreement is terminated pursuant to item (iii) of the section herein titled "—Termination", and (c) within nine months following such termination, either an Acquisition Transaction is consummated or the Company enters into a definitive contract providing for an Acquisition Transaction, then the Company will pay to Parent (or its designee), within one business day after the event described in the preceding clause (a) that triggers the obligation to pay such fee, a fee in the amount of Four Million Dollars ($4,000,000) (the "Termination Fee") (provided that for purposes of this clause (i) the references to "20%" and "80%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%").

  (ii)
  (a) following the execution and delivery of the Merger Agreement and prior to the breach described in clause (b) below that forms the basis for the termination of the Merger Agreement, a bona fide Acquisition Proposal has been publicly announced or proposed and not withdrawn and (b) the Merger Agreement is thereafter terminated pursuant to item (v)(a) of the section herein titled "—Termination" (solely where the underlying breach of the covenant or agreement by the Company was a willful breach or fraud), and (c) within nine months following the termination of this Merger Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive contract providing for an Acquisition Transaction, then the Company shall pay to Parent (or its designee), within one business day after the event described in the preceding clause (c) that triggers the obligation to pay such fee, the Termination Fee (provided that for purposes of this clause (ii) the references to "20%" and "80%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%").

        In the event that the Merger Agreement is terminated pursuant to pursuant to items (vi) or (vii) of the section herein titled "—Termination", the Company will pay to Parent (or its designee), contemporaneously with such termination, the Termination Fee.

        Public Statements.    The Merger Agreement provides that Parent and the Company will not, and each will cause its representatives not to, issue any public announcements regarding the Merger Agreement or any transactions contemplated by the Merger Agreement without the prior written approval of the other. Notwithstanding the foregoing, the Merger Agreement provides that (i) Parent or the Company may issue a public announcement or other public disclosures required by law or the rules of any stock exchange upon which such party's capital stock is traded, provided, that each party uses reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide comments, (ii) the Company may communicate with its employees without obtaining Parent's consent and (iii) the Company may make public announcements in connection with an Acquisition Proposal or a change in Company Board Recommendation without obtaining Parent's consent.

        Confidentiality Agreement.    The Confidentiality Agreement provides, among other things, that in connection with Parent's evaluation relating to a possible business combination with the Company or a possible acquisition of all or substantially all of its assets, properties or equity securities, the Company may deliver confidential information to Parent, its affiliates and its representatives concerning the Company and its business. Parent agreed that it will keep all confidential information relating to the Company confidential and will not disclose such information (except to its representatives who are actively and directly participating in the evaluation or who otherwise have a need to know such information for the purpose of the evaluation or as required by law) without the Company's consent. Parent further agreed that it would not, subject to certain limited exceptions, until two years following the execution of the Confidentiality Agreement, solicit or employ any employee of the Company. This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

12.   Purpose of the Offer; Plans for the Company; Recent Developments Relating to the Company.

  i.    Purpose of the Offer

        The purpose of the Offer and the Merger is to acquire all the Shares of, and control of the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise.

  ii.    Plans for the Company

        Except as otherwise provided herein, including, without limitation, the following paragraph, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Parent's existing business.

        The Company will use commercially reasonable efforts to consummate, prior to the closing of the Merger, the sale of certain of its United States businesses to one or more persons who are not affiliates of the Company for an all-cash purchase price and on arms-length terms reasonably acceptable to Parent.

        The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by Merger Sub pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the holders of Shares for approval. If required, the Company has agreed to (i) prepare a proxy statement for a special meeting of the Company stockholders to vote on the approval of the Merger Agreement and file such proxy statement (together with any amendments and supplements thereto and any other required proxy materials) with the SEC as promptly as practicable after the consummation of the Offer; (ii) establish a record date (which will be set in consultation with Parent and will be as promptly as reasonably practicable following the consummation of the Offer) for, set a shareholder meeting date (in consultation with Parent), duly call, give notice of, convene and hold a meeting of the holders of Shares for the purpose of voting on the approval of the Merger Agreement (with the record date and meeting date to be set in consultation with Parent); and (iii) as soon as practicable after the filing of the proxy statement with the SEC, print and mail (or cause to be mailed) the proxy statement and all other proxy materials to the stockholders of the Company, and if necessary in order to comply with applicable securities laws, after the proxy statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials, and, if required in connection therewith, resolicit proxies. If stockholder approval is required, the Merger Agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding Shares.

        If the Minimum Condition is satisfied, Merger Sub will have sufficient voting power to approve the Merger Agreement at a special meeting of the holders of Shares without the affirmative vote of any other stockholder of the Company. Parent and Merger Sub have agreed to vote, and each of Parent and Merger Sub have agreed to ensure that all of its respective controlled affiliates shall vote, any Shares beneficially owned by them (whether as a result of the Offer or otherwise) in favor of approval of the Merger Agreement at the special meeting of the Company stockholders. If Parent, Merger Sub and their controlled affiliates shall own, in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the Merger will be consummated without a special meeting of the Company stockholders and without the approval of the stockholders of the Company. The Merger Agreement provides that Merger Sub will be merged with and into the Company and that the Company's articles of incorporation in effect immediately prior to the Effective Time shall continue to be the articles of incorporation of the Company in its continuing state as the Surviving Corporation of the Merger, and the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Company in its continuing state as the Surviving Corporation of the Merger.

  iii.    Recent Developments Relating to the Company.

        On October 19, 2015, a putative class action lawsuit (Richards v. FX Energy, Inc. et al., Case No. A-15-726409-C) on behalf of stockholders of the Company was filed in the Eighth Judicial District Court of Clark County, Nevada against the Company, the Company's board of directors, Parent and Merger Sub. The lawsuit alleges that the members of the Company's board of directors breached their fiduciary duties of loyalty and care by agreeing to sell the Company without first taking steps to ensure that the Company's shareholders would obtain adequate and fair consideration and by engineering the transaction to benefit themselves and or Parent without regard to the Company's shareholders. The lawsuit further alleges that the transaction is structured with deal protection devices that preclude other bidders from making successful competing offers. The lawsuit contends that the Company, Parent and Merger Sub knowingly assisted the Company's board of directors in breaching their fiduciary duties. The lawsuit seeks a declaration that the action is a proper class action and an order requiring the Company's board of directors to cooperate fully with any entity or person having a bona fide interest in proposing any alternative transactions and to ensure that no conflicts of interests exist between the directors own interests and their fiduciary duties. The lawsuit further seeks an award of the plaintiffs' damages, costs and reasonable attorneys' and experts' fees.

        A second putative class action lawsuit (Cionti v. FX Energy, Inc. et al., Case No. A-15-726642-C) was filed on October 23, 2015, on behalf of stockholders of the Company in the District Court of Clark County, Nevada against the Company, the individual directors of the Company, Parent and Merger Sub. The lawsuit alleges that the individual directors of the Company breached their fiduciary duties by failing to, among other things, adequately consider the transactions contemplated by the Merger Agreement, including whether such transactions maximized value to the holders of Shares, apprise themselves of the true value of the Company by considering the merits of the transactions contemplated by the Merger Agreement and alternative transactions and engaging in a market check or canvas of the industry, and otherwise failing to take the steps necessary to comply with their fiduciary duties. The lawsuit further alleges that Parent and Merger Sub aided and abetted these alleged breaches of fiduciary duties. The lawsuit seeks, among other things, an injunction against the Merger, a declaration that the individual directors of the Company have violated their fiduciary duties, and an award of the plaintiffs' costs and disbursements, including reasonable attorneys' and experts' fees.

        Parent, Merger Sub and the other defendants have not yet responded to the complaints. Parent and Merger Sub believe the plaintiffs' allegations in each class action lawsuit are without merit and each intend to contest these allegations vigorously.

13.   Possible Effects of the Offer.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will adversely affect the liquidity of and could adversely affect the market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Parent and Merger Sub cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The Shares are quoted on the Nasdaq Global Select Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq Global Select Market for continued quotation on the Nasdaq Global Select Market. The rules of the Nasdaq Global Select Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from the Nasdaq Global Select Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq Global Select Market for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.

        Following the consummation of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq Global Capital Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that the Company is required to furnish to the stockholders of the Company and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If the Shares cease to be registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. In addition, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of the securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would cease to be "margin securities" or eligible for quotation on the Nasdaq Global Select Market. Parent and Merger Sub believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it is

Merger Sub's intention to cause the Company to make an application for termination for the registration of the Shares as soon as possible after the successful completion of the Offer if the Shares are then eligible for termination.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the quotation of the Shares on the Nasdaq Global Select Market will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

14.   Dividends and Distributions.

        The Merger Agreement provides that, without the prior written consent of Parent, or as may be required by law or as provided for or contemplated by any contract or other binding arrangement or understanding of the Company or any of its subsidiaries in effect as of the date of the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, directly or indirectly, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, other than regular dividends on the Company Preferred Shares and cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries. See Section 11—"The Merger Agreement".

15.   Conditions of the Offer.

        Notwithstanding any other provisions of the Offer and in addition to Merger Sub's rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares, if:

  (i)
  the Minimum Condition has not been satisfied at the Expiration Date of the Offer;

  (ii)
  the Regulatory Condition has not been satisfied at the Expiration Date of the Offer;

  (iii)
  the Company shall have breached or failed to perform in any material respect any of its covenants under the Merger Agreement to be performed prior to the expiration of the Offer and such breach or failure shall not have been waived by Parent and Merger Sub or cured by the Company;

  (iv)
  (A) any of the representations and warranties of the Company set forth in the Merger Agreement as to (i) authorization and enforceability or (ii) the existence or occurrence of any Company Material Adverse Effect since June 30, 2015 shall not have been true and correct as of the date of the Merger Agreement or are not true and correct as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date); (B) the representations and warranties of the Company set forth in the Merger Agreement as to capitalization shall not have been true and correct as of the date of the Merger Agreement or are not true and correct as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except for any such failures to be true and correct that, individually and in the aggregate, would cause the aggregate amount required to be paid by Parent and/or Merger Sub to purchase Shares pursuant to the Offer to increase by less than $100,000; and (C) any of the other representations and warranties of the Company set forth in the Merger Agreement, disregarding any "materiality," "Company Material Adverse Effect" or other similar qualifications, shall not have been true and correct as of the date of the Merger Agreement or are not true and correct as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except, in the case of this clause (C), to the extent that the failure of such representations and warranties not to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; or

  (v)
  the Company shall not have delivered to Parent and Merger Sub a certificate dated as of the date of the expiration of the Offer signed on its behalf by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in paragraphs (iii) and (iv) above have been satisfied; or

  (vi)
  the Illegality Condition has not been satisfied at the Expiration Date of the Offer; or

  (vii)
  the Termination Condition has not been satisfied at the Expiration Date of the Offer; or

  (viii)
  the Governmental Proceeding Condition has not been satisfied at the Expiration Date of the Offer.

        Other than the Minimum Condition and the Termination Condition, the foregoing conditions are for the sole benefit of Parent and Merger Sub and, accordingly, Parent and Merger Sub may waive any such conditions (except that the Minimum Condition and the Termination Condition may not be waived without the prior written consent of the Company), in whole or in part, at any time and from time to time, regardless of the circumstances giving rise to any such conditions, prior to the expiration of the Offer, in their sole and absolute discretion, in each case subject to the terms of the Merger Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

        As defined in the Merger Agreement, a "Company Material Adverse Effect" means any change, event, development, circumstance, condition, occurrence or effect that (a) has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) materially impedes or would reasonably be expected to materially impede the ability of the Company to consummate the Offer and the Merger in accordance with the terms of the Merger Agreement and applicable law, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred:

  (i)
  changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency exchange rates, regulatory or political conditions and changes in hydrocarbon or other commodity prices, including changes in price differentials;

  (ii)
  changes in general economic conditions in the:

  a.
  oil and natural gas exploration and production industry;

  b.
  the natural gas gathering, compressing, treating, processing and transportation industry generally;

  c.
  the natural gas liquids fractionating and transportation industry generally;

  d.
  the crude oil and condensate logistics and marketing industry generally; and

  e.
  the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries);

  (iii)
  the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

  (iv)
  any hurricane, tornado, flood, earthquake or other natural disaster;

  (v)
  the identity of, or actions or omissions of Parent, or its affiliates, or any action taken pursuant to or in accordance with the Merger Agreement or at the request of or with the consent of Parent;

  (vi)
  the announcement of the Merger Agreement or pendency of the transactions contemplated hereby (including, for the avoidance of doubt, performance of obligations under the Merger Agreement);

  (vii)
  any change in the market price or trading volume of the Shares or other securities of the Company (it being understood and agreed that the exception in this clause (vii) shall not preclude Parent or Merger Sub from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

  (viii)
  any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (viii) shall not preclude Parent or Merger Sub from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

  (ix)
  changes in any laws or regulations applicable to the Company or any of its subsidiaries or applicable accounting regulations or the interpretations thereof; and

  (x)
  any legal proceedings commenced by or involving any current or former stockholder of the Company (on their own behalf or on behalf of the Company) arising out of or related to the Merger Agreement or the transactions contemplated hereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clause (i), (ii) or (iii) of this definition will, unless otherwise excluded, be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately adversely affects the Company and its subsidiaries, taken as a whole, as compared to other similarly situated persons operating in the industries and regions in which the Company and its subsidiaries operate.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as set forth in this Offer to Purchase, neither Parent nor Merger Sub is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Merger Sub's acquisition of Shares in the Offer, or of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares pursuant to the Offer. Should any such approval or other action be required, Parent and Merger Sub expect to seek such approval or action, except as described under "State Takeover Laws" and "Charter Takeover Provisions". There can be no assurance that any such approval or other action, if required, would be obtained or would be obtained without substantial conditions, or that adverse consequences to the Company's business might not result.

        State Takeover Laws.    A number of states (including Nevada, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Nevada corporation, the Company is subject to NRS 78.378 to 78.3793 (the "Control Share Statute") and NRS 78.411 to 78.444 (the "Business Combinations Statute").

        The Control Share Statute contains provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. The Company's articles of incorporation provide that the Control Share Statute does not apply to the acquisition of a controlling interest of the Company's common stock. Absent such provision in the Company's articles of incorporation, these laws would apply to the Company if it were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on the Company's stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless the articles of incorporation or bylaws of the Surviving Corporation in effect on the tenth day after the acquisition of a controlling interest provide otherwise. The Control Share Statute provides that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply.

        The provisions of the Business Combinations Statute prohibit specified types of business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after such person first becomes an "interested stockholder" unless the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of the Business Combinations Statute, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between a corporation and an "interested stockholder."

        The Company has represented in the Merger Agreement that the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in the Business Combinations Statute are not applicable to the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Merger Sub has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Merger Sub reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement, or the transactions contemplated by the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, or the Merger Agreement, as applicable, Merger Sub may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Merger Sub might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Merger Sub may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Conditions of the Offer."

        Charter Takeover Provisions.    The provisions of Article XIII "Fair Price on Business Combinations" of the Company's articles of incorporation generally prohibit the Company from effecting a "business combination" unless such business combination has been approved by the stockholders having at least two-thirds of the voting power of the outstanding voting shares of the Company. However, no stockholder vote shall be required if: (a) the business combination is approved by two-thirds of the "continuing directors" of the Company; or (b) all of the conditions enumerated in subparagraph (b)(ii) of Article XIII of the Company's articles of incorporation have been satisfied. The definition of the term "business combination" is sufficiently broad to cover most significant transactions between the Company and an "interested stockholder." For purposes of the Article XIII, an "interested stockholder" is any person who is the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the Company, and a "continuing director" is any director of the Company who was a director prior to the time the "interested stockholder" became such, and any other director whose election was recommended or approved by a majority of the "continuing directors." The Company has represented in the Merger Agreement that the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Article XIII of the Company's articles of incorporation are not applicable to the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

        U.S. Antitrust Compliance.    Under the Hart Scott Rodino Act (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. As explained more fully below, the purchase of Shares by Merger Sub pursuant to the Offer is not subject to such requirements.

        Based on the type of assets, value of assets and sales of the Company in and into the United States, the parties do not believe that they are required to file a Notification and Report Form and related materials pursuant to the HSR Act and accordingly do not intend to make such filings. If the parties were to determine that such filings under the HSR Act are required, each of the parties would file a Notification and Report Form and related materials with the FTC and the Antitrust Division under the HSR Act and, in accordance with the Merger Agreement, would be obligated to make all filings, forms and submissions that may be required by the HSR Act as Parent reasonably deems necessary. In connection with the Offer, if filings pursuant to the HSR Act are made, the applicable waiting period under the HSR Act would expire 15 calendar days after the date Parent has filed its Notification and Report Form. If filings pursuant to the HSR Act are made, the staffs of the FTC and the Antitrust Division would have the authority to request additional information from Parent in connection with their review of the transactions contemplated by the Merger Agreement. If additional information is so requested, the applicable waiting period under the HSR Act is tolled until all of the requested information has been provided by Parent. Once all requested information has been provided, the HSR Act provides for an additional 10 calendar-day waiting period before Parent or Merger Sub is permitted to accept any of the Shares for payment pursuant to the Offer.

        Polish Antitrust Laws.    The Polish Act of February 16, 2007 on competition and consumer protection, as amended, requires Parent to file a notification with the Polish Competition Authority and provides that the acquisition of Shares in the Offer shall not be consummated until clearance by the Polish Competition Authority has been issued or a waiting period for the issuance of the clearance has expired. The waiting period for the issuance of the clearance is one month following the submission of a complete filing and can be extended by four months in complex matters. The waiting period can be further extended if the Polish Competition Authority requests additional information for inclusion in the filing. In such case, the waiting period would be further extended by the period of time required by Parent to furnish the Polish Competition Authority such additional information. Parent submitted the notification in Poland on October 19, 2015.

        Other.    It may be necessary to make additional filings relating to Merger Sub's acquisition of Shares pursuant to the Offer and the Merger with governmental entities in other foreign jurisdictions, however, no other filings are a condition to the Offer. Parent is reviewing whether any such filings are required in connection with the Offer and the Merger and intends to make any such filings promptly to the extent required. Although the parties believe that consummation of the Offer and the Merger would not violate any antitrust law, there can be no assurance that governmental entities will not challenge the Offer and the Merger on competition or other grounds, or if such challenge is made, what the results thereof will be.

        See Section 15—"Conditions of the Offer".

17.   Fees and Expenses.

        Georgeson Securities Corporation is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay the Dealer Manager reasonable and customary fees for these services and to reimburse the Dealer Manager for certain out-of-pocket expenses. Parent has also agreed to indemnify the Dealer Manager and related parties against certain liabilities in connection with the Offer. In the ordinary course of business, the Dealer Manager and its successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        Parent has retained Georgeson, Inc. as Information Agent in connection with the Offer. The Information Agent may contact the holders of Shares by mail, telephone, fax and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Parent will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. Parent has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, Parent has retained Computershare Trust Company, N.A. as Depositary in connection with the Offer. Parent will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for certain out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection with the Offer.

        Except as set forth above, neither Parent nor Merger Sub will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Parent will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous.

        Neither Parent nor Merger Sub is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Parent or Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Merger Sub will make a good faith effort to comply with that state statute. If, after a good faith effort, Parent and Merger Sub cannot comply with the state statute, Merger Sub will not make the Offer to, nor will Merger Sub accept tenders from or on behalf of, stockholders of the Company in that state. Parent and Merger Sub have filed with the SEC the Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Company's Board with respect to the Offer and the reasons for the recommendation of the Company's Board and furnishing certain additional related information. Amendments to the Schedule 14D-9 may be filed by the Company. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" of this Offer to Purchase and Section 8—"Certain Information Concerning PKN ORLEN, Parent and Merger Sub" of this Offer to Purchase.

        None of PKN ORLEN, Parent or Merger Sub has authorized any person to give any information or to make any representation on behalf of PKN ORLEN, Parent or Merger Sub not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

        Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of PKN ORLEN, Parent, Merger Sub, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PKN ORLEN

        Directors and Executive Officers of PKN ORLEN.    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of PKN ORLEN are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with PKN ORLEN. The business address of each director and officer is Chemików 7, 09-411 Płock, Poland and the current business telephone number of each person is (+ 48) 24 256 00 00. Unless otherwise indicated, each such person is a citizen of Poland.

MEMBERS OF THE SUPERVISORY BOARD

Name	Current Principal Occupation or Employment and Five-Year Employment History
Angelina Anna Sarota	Chairman of the Supervisory Board of PKN ORLEN.

Ms. Sarota has served as a member of the Supervisory Board of PKN ORLEN since June 2008, the Chairman of the Supervisory Board of PKN ORLEN since June 27, 2013, Vice-president of the Management Board of PGE EJ1 Sp. z o.o. since May 2014, where she is responsible for legal and regulatory matters, and serves as a member of the Management Board of the College of Europe Foundation.

Ms. Sarota served as the Secretary of the Supervisory Board of PKN ORLEN, an advisor to the Minister in the Department of Ownership Policy of the Ministry of Treasury from April 2014 to May 2014, a director of the Legal Department of the Chancellery of the Prime Minister of Poland, where she was responsible for handling legal and legislative matters, especially those of the Prime Minister, General Director and Chief of the Chancellery from 2005 to 2014 and the Vice-Chairman of the Supervisory Board of Polish Security Printing Works from 2013 to 2014.

Leszek Jerzy Pawłowicz	Vice-Chairman of Supervisory Board of PKN ORLEN.

Mr. Pawłowicz has served as the Vice-Chairman of the Supervisory Board of PKN ORLEN since June 27, 2013, a Vice-Chairman of the Management Board of the Institute for Market Economics since 1990, a Director of Gdańska Akademia Bankowa since 1992, a member and Vice-Chairman of the Supervisory Board of Bank Pekao S.A. since January 8, 1998 and November 2012, respectively, a member and Vice-Chairman of the Supervisory Board of BEST S.A. since June 2004 and August 2014, respectively, a member of the Program Council of "Finansowanie nieruchomości" quarterly magazine since October 2004, a member of the Editorial Council of "Kwartalnik Nauk o Przedsiębiorstwie" magazine since September 2006, a member of the Program and Scientific Council of the "Bezpieczny Bank" magazine since April 2010 and a member of the Committee on Financial Sciences of the Polish Academy of Sciences since November 2011.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Mr. Pawłowicz served as a member of the Supervisory Board of PTE Allianz Polska S.A. from 2004 to 2011, as a member of the Supervisory Board of the Warsaw Stock Exchange from February 2008 to July 2014 and as President of the Exchange Council of the Supervisory Board of the Warsaw Stock Exchange from February 2008 to July 2014.

Adam Ambrozik	Member of the Supervisory Board of PKN ORLEN.

Mr. Ambrozik has served as a member and the Secretary of the Supervisory Board of PKN ORLEN since May 15, 2014. Mr. Ambrozik is also an advisor to the Minister of Treasury of the Republic of Poland and a director in the Department of Restructuring and State Aid in the Ministry of Treasury of the Republic of Poland, where his duties include supervising companies that are undergoing restructuring and supervising the process of providing assistance and public help from the Companies Restructuring Fund and from the Industrial Development Agency JSC.

Mr. Ambrozik has served as the Chairman of the Supervisory Board of Polimex—Mostostal S.A. from June 2014 to May 2015 and as a Secretary of the Tripartite Committee for Social and Economic Matters appointed by a non-government organization of Polish Employers.

Maciej Bałtowski	Member of the Supervisory Board of PKN ORLEN.

Mr. Bałtowski has been a member of the Supervisory Board of PKN ORLEN since May 15, 2014. Mr. Bałtowski was appointed to the Supervisory Board of PKN ORLEN by the State Treasury, represented by the Minister of Treasury of the Republic of Poland.

Mr. Bałtowski has served as a professor at the Faculty of Economics of Maria Curie-Skłodowska University in Lublin and has served as a member of the Council of the Supreme Audit Office since November 2010.

Mr. Bałtowski has served as a member of Supervisory Board of Polska Grupa Energetyczna PGE S.A. from March 2008 to June 2013.
Mr. Bałtowski is also the author of eight books and has written many articles regarding the transformation and privatization of the Polish economy and ownership supervision.
Cezary Banasiński	Member of the Supervisory Board of PKN ORLEN.
Mr. Banasiński has served as a member of the Supervisory Board of PKN ORLEN since 2012.

Mr. Banasiński serves on the Faculty of Law and Administration of Warsaw University. Mr. Banasiński is an expert and a counselor of the State Committees and Special Work Groups and has served as an arbiter at the Court of Arbitration at the Polish Chamber of Commerce in Warsaw since 2004.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Mr. Banasiński served as a member of the Programme Council of the "European Law" Foundation from 2002 to 2010 and serves as the Chairman of the Supervisory Board of PKO BP.
Grzegorz Borowiec	Member of the Supervisory Board of PKN ORLEN.
Mr. Borowiec serves as a member of the Supervisory Board of PKN ORLEN. Mr. Borowiec was re-elected as a member of the Supervisory Board of PKN ORLEN on June 27, 2013.

Mr. Borowiec has served as the General Director at Ministry of Treasury since December 12, 2007, as a member of the Audit Committee for the Ministry of Regional Development since January 2010 and as a member of the Supervisory Board of Polish Radio since July 28, 2014.

Mr. Borowiec served as a representative of the Minister of Treasury to the Supervisory Board of Polish Television from October 2009 to July 2014.
Artur Gabor	Member of the Supervisory Board of PKN ORLEN.

Mr. Gabor has served as a member of the Supervisory Board of PKN ORLEN since 2010, a member of the Supervisory Board of Orbis S.A. since 2007, as the Chairman of the Supervisory Board of Grupa Lew S.A. since 2008, as the Vice-Chairman of the Supervisory Board of Sfinks S.A. since 2009 and as the Chairman of the Supervisory Board of Sfinks S.A. since December 19, 2013. He has also served as an independent member of the Supervisory Board of Prime Car Management since 2014 and as a member of the Supervisory Board of Idea Bank since February 1, 2015.

Mr. Gabor served as the Vice-Chairman of the Supervisory Board of Energopol Katowice S.A. from 2007 to 2011, as a member of the Supervisory Board of Fleet Holdings S.A. from 2011 to 2013 and as the Vice-Chairman of the Supervisory Board of For-Net S.A. from 2012 to 2013.

Radosław L. Kwaśnicki, Ph.D.	Member of the Supervisory Board of PKN ORLEN.
Mr. Kwaśnicki has served as a member of the Supervisory Board of PKN ORLEN since May 15, 2014.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Since 2009, Mr. Kwaśnicki has been the Managing Partner of KKW—KWAŚNICKI, WRÓBEL & Partners Legal Practice, where he is a solicitor specializing in company law, equity market law and legal proceedings. Mr. Kwaśnicki is also a member of the Polish Institute of Directors Corps and has been nominated as a candidate for the Professional Members of Supervisory Boards of the Polish Institute of Directors. Mr. Kwaśnicki currently serves as an arbiter of the Court of Arbitration of the District Chamber of Legal Advisers in Warsaw, where he previously served as the Chairman and Vice-Chairman. Since 2010, Mr. Kwaśnicki has served as an arbiter of the Court of Arbitration of the Polish Chamber of Commerce, an arbiter of the Leviathan Confederation Court of Arbitration, an arbiter of the International Court of Arbitration of International Chamber of Commerce in Paris and an arbiter of the Court of Arbitration of the Polish Bank Association.

Mr. Kwaśnicki served as the Chairman of the Supervisory Board of BBI Capital NFI S.A. from 2012 to 2014, the Chairman of the Supervisory Board of W Investments S.A. from 2012 to 2014, as the Chairman of the Supervisory Board of W Investments TFI S.A. from 2012 to 2014, as the Chairman of the Supervisory Board of the Brokerage House W Investments S.A. from 2012 to 2014, as a member of the Supervisory Board of MAGO S.A. from 2012 to 2013 and was the Chairman of the Supervisory Board of NAVI GROUP in 2014.

Cezary Możeński	Member of the Supervisory Board of PKN ORLEN.

Mr. Możeński has served as a member of the Supervisory Board of PKN ORLEN since June 27, 2013, as a director of the New Chemical Synthesis Institute in Puławy since 2006, as the Chairman of the Supervisory Board of Zakłady Azotowe "Puławy" S.A. since 2008 and as a member of the Committee of Chemical and Process Engineering of the Polish Academy of Sciences since 2011.

Mr. Możeński has also created many patents and licenses used in the chemical industry in Poland and abroad.

MEMBERS OF THE MANAGEMENT BOARD

Name	Current Principal Occupation or Employment and Five-Year Employment History
Dariusz Jacek Krawiec	President of the Management Board and Chief Executive Officer of PKN ORLEN.

Mr. Krawiec has served as President of the Management Board of PKN ORLEN and Chief Executive Officer of PKN ORLEN since September 18, 2008. Mr. Krawiec also serves as a Chairman of the Supervisory Board of Unipetrol a.s. and a member of the Board of Directors of ORLEN Upstream Canada.
Sławomir Jędrzejczyk	Vice-President of the Management Board and Chief Financial Officer of PKN ORLEN.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Mr. Jędrzejczyk has served as a member of the Management Board of PKN ORLEN since June 2008 and as Chief Financial Officer of PKN ORLEN since September 2008. Mr. Jędrzejczyk was reappointed as Vice-President of the Management Board on March 2014 for a three year term.
Mr. Jędrzejczyk also serves as a Vice-Chairman of the Supervisory Board of Unipetrol, a.s. and has served as a member of the Board of Directors of TriOil Resources Ltd., Canada since January 2014.
Piotr Chełmiński	Member of the Management Board and Business Development / Power and Heat Generation Officer of PKN ORLEN.

Mr. Chełmiński has served as a member of the Management Board of PKN ORLEN since March 2012, where he is responsible for Petrochemical Operations. Mr. Chełmiński also serves as the Chairman of the Supervisory Board of ANWIL S.A. and Vice-Chairman of the Supervisory Board of Basell Orlen Polyolefins Sp. z o.o.
Mr. Chełmiński served as the Chairman of the Board of Directors and the Chief Executive Officer of Unipetrol, a.s. from December 2009 to April 2013.
Krystian Pater	Member of the Management Board of PKN ORLEN, Production.

Mr. Pater has served as a member of the Management Board of PKN ORLEN since March 2007. Mr. Pater also serves as a member of the Management Board of AB ORLEN Lietuvah, a member of the Supervisory Board of Unipetrol a.s., a member of the Management Board of CONCAWE and Chairman of the Association of Oil Industry Workers in Płock.
Marek Podstawa	Member of the Management Board of PKN ORLEN, Sales.

Mr. Podstawa has served as the Executive Director of Retail Sales of PKN ORLEN since January 2009 and as a member of the Management Board of PKN ORLEN in charge of Sales since March 2012. Mr. Podstawa also serves as Chairman of the Supervisory Board of ORLEN Deutschland GmbH, Chairman of the Supervisory Board of ORLEN Paliwa Sp. z o.o. and as a member of AGH University of Science and Technology Convent, Cracow.

Mr. Podstawa served as the Chairman of the Supervisory Board of ORLEN Deutschland GmbH from 2009 to 2011 and a member of the Management Board of Benzina, s.r.o. from 2009 to 2010. Mr. Podstawa has an extensive track record of leading international teams and is an expert in management, economics and technology.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

        Directors and Executive Officers of Parent.    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. The business address of each director and officer is 70 Prosta Street, 00-838, Warszawa, Poland and the current business telephone number of each person is (+48) 22 778 02 00. Unless otherwise indicated, each such person is a citizen of Poland.

MEMBERS OF THE SUPERVISORY BOARD

Name	Current Principal Occupation or Employment and Five-Year Employment History
Andrzej Jerzy Kozłowski	Chairman of the Supervisory Board of Parent.
Mr. Kozłowski has served as a member of the Supervisory Board of Parent since February 8, 2010. Mr. Kozłowski also serves as Chairman of the Supervisory Board of Parent.
Robert Jasiński	Vice Chairman of the Supervisory Board of Parent.
Mr. Jasiński has served as a member of the Supervisory Board of Parent since February 8, 2010. Mr. Jasiński also serves as Vice Chairman of the Supervisory Board of Parent.

Mr. Jasiński has served as a member of the Supervisory Board of Anwil S.A. since 2009 and currently serves as a member of the Supervisory Board of ORLEN Deutschland GmbH, as a member of the Supervisory Board of ORLEN Lietuva AB, as a member of the Supervisory Board of Ceska Rafinerska, a.s. and as a member of the Board of Directors of ORLEN Finance AB.
Jacek Kowalewski	Secretary of the Supervisory Board of Parent.
Mr. Kowalewski has served as a member of the Supervisory Board of Parent since September 30, 2009. Mr. Kowalewski also serves as the Secretary of the Supervisory Board of Parent.
Bogdan Dzudzewicz	Member of the Supervisory Board of Parent.
Mr. Dzudzewicz has served as a member of the Supervisory Board of Parent since April 15, 2013. During the past five years, Mr. Dzudzewicz has been an employee of Parent.
Piotr Kearney	Member of the Supervisory Board of Parent.
Mr. Kearney has served as a member of the Supervisory Board of Parent since April 15, 2013. During the past five years, Mr. Kearney has been an employee of Parent.

MEMBERS OF THE MANAGEMENT BOARD

Name	Current Principal Occupation or Employment and Five-Year Employment History
Wiesław Prugar	President of the Management Board and Chief Executive Officer of Parent.

Mr. Prugar has been employed by PKN ORLEN since 2006, where he is responsible for PKN ORLEN's exploration and production segment development. Mr. Prugar currently serves as the President of the Management Board of Parent, Chief Executive Officer of Parent, a Managing Director of ORLEN Upstream International and a member of the Board of Directors and Chief Executive Officer of ORLEN Upstream Canada.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Mr. Prugar is a member of the Advisory Board of the Energy & Geosciences Institute (EGI), a Board Member of SITPNiG-Scientific and Technical Association of Engineers and Technicians of Oil & Gas Industry and President of the Management Board of Polish Exploration and Production Industry Organization—Employers' Union (OPPPW).
Wiesław Strąk	Vice-President of the Management Board and Chief Financial Officer of Parent.
Mr. Strąk has served as the Vice-President of the Management Board of Parent and Chief Financial Officer of the Parent since April 1, 2015.

Mr. Strąk served as Financial Director in the branch office of Dell in Poland and for Dell's Central European countries (the Czech Republic, Slovakia, Austria) from November 2007 to January 2013, Vice President of Finance and Chief Financial Officer of Sygnity S.A. from February 2013 to March 2015 and as the Chairman and a member of the Supervisory Boards of the subsidiaries of the Sygnity Group from 2013 to 2015.

DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years, of each director and executive officer of Merger Sub are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Merger Sub. The registered address of each director and officer is at 701 S. Carson St., Suite 200, Carson City, NV 89701. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Grzegorz Derecki*	Member of the Board of Directors and President of Merger Sub.
Mr. Derecki has served as a director of Merger Sub and as President of Merger Sub since October 9, 2015 and General Counsel of Parent since April 1, 2014.

Mr. Derecki served as Deputy General Counsel of PKN ORLEN from 2005 until 2014, when he became the Deputy General Counsel of Parent. In 2015, he was elevated to General Counsel of Parent. He also served as a member and Secretary of the Supervisory Board of Parent from 2010 to April 14, 2013.
Mateusz Zwoliński*
Mr. Zwoliński has served as a director of Merger Sub and as Secretary and Treasurer of Merger Sub since October 9, 2015 and has been employed by Parent since June 2010. Mr. Zwoliński currently serves as the Head of Strategy and Innovation of Parent.
Wiesław Prugar*	President of the Management Board and Chief Executive Officer of Parent.

Mr. Prugar has been employed by PKN ORLEN since 2006, where he is responsible for PKN ORLEN's exploration and production segment development. Mr. Prugar currently serves as the President of the Management Board of Parent, Chief Executive Officer of Parent, a Managing Director of ORLEN Upstream International and a member of the Board of Directors and Chief Executive Officer of ORLEN Upstream Canada.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021
*By Facsimile Transmission (for eligible institutions only): Computershare Trust Company, N.A. Facsimile: (617) 360-6810 Confirm By Telephone: (781) 575-2332

        Questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310

Shareholders, Banks and Brokers
Call Toll Free: (888) 663-7851

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PKN ORLEN
MEMBERS OF THE SUPERVISORY BOARD
MEMBERS OF THE MANAGEMENT BOARD
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
MEMBERS OF THE SUPERVISORY BOARD
MEMBERS OF THE MANAGEMENT BOARD
DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB